Exhibit 10.1

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

LOAN AND SECURITY AGREEMENT

Dated as of March 18, 2026

by and among

HORIZON TECHNOLOGY FINANCE CORPORATION,

a Delaware corporation,

312 Farmington Avenue

Farmington, CT 06032

as Collateral Agent and as Lender

the other Lenders from time to time party hereto

and

HYPERFINE, INC.,

a Delaware corporation

351 New Whitfield Street

Guilford, CT 06437

as Borrower

Loan A Commitment Amount: $5,000,000

Loan B Commitment Amount: $5,000,000

Loan C Commitment Amount: $5,000,000

Loan D Commitment Amount: $5,000,000

Loan E Commitment Amount: $5,000,000

Loan F Commitment Amount: $5,000,000

Loan G Commitment Amount: $5,000,000

Loan H Commitment Amount: $5,000,000

Loan A Commitment Termination Date:    Closing Date

Loan B Commitment Termination Date:    Closing Date

Loan C Commitment Termination Date:    Closing Date

Loan D Commitment Termination Date: December 31, 2027

Loan E Commitment Termination Date: December 31, 2027

Loan F Commitment Termination Date: December 31, 2027

Loan G Commitment Termination Date: December 31, 2027

Loan H Commitment Termination Date: December 31, 2027

The Lender, Collateral Agent and Borrower hereby agree as follows:

AGREEMENT

1. Definitions and Construction.

1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means an agreement reasonably acceptable to Lender which perfects via control Lender’s and Collateral Agent’s security interest in Borrower’s deposit accounts and/or securities accounts.

“Affiliate” means, with respect to any Person, any other Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity of such Person, any other Person that controls or is controlled by or is under common control with such Person and each of such Person’s officers, directors, managers, joint venturers or partners. For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting Equity Securities, by contract or otherwise and the terms “controlled by” and “under common control with” shall have correlative meanings.

“Agreement” means this certain Loan and Security Agreement by and among Borrower, Collateral Agent and Lender dated as of the date on the cover page hereto (as it may from time to time be amended, restated, amended and restated, supplemented or otherwise modified in a writing signed by Borrower, Collateral Agent and Lender).

“Annualized Revenue” means as of any date of determination, total revenue of Borrower as of such date (determined in accordance with GAAP) calculated by multiplying the revenue of Borrower (determined on a consolidated basis in accordance with GAAP) for the six-month period immediately preceding such date by two.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.

“Approved Budget” means the Borrower’s board-approved operating budget and plan for the next fiscal year delivered annually to Lender pursuant to Section 6.3(d) (and in respect of the 2026 budget, the operating budget approved by the board on [***]).

“Borrower” means, individually and/or collectively, as the context requires, each Borrower as set forth on the cover page of this Agreement, as well as any other entity that may, from time to time, be added as a Borrower to this Agreement. If more than one Person is named herein as the Borrower, all obligations, representations and covenants herein and in other Loan Documents to which the Borrower is a party, shall be joint and several unless otherwise explicitly stated herein.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions are authorized or required to close in Connecticut or New York.

“CE Marking” means the conformity marking affixed to a medical device indicating compliance with applicable requirements under EU Medical Device Laws.

“Claim” has the meaning given such term in Section 10.3 of this Agreement.

“Closing Date” means the date reflected on the cover page to this Agreement.

“Code” means the Uniform Commercial Code as adopted and in effect in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Code” shall also mean the Uniform Commercial Code as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

“Collateral” has the meaning given such term in Section 4.1 of this Agreement.

“Collateral Agent” means Horizon, or any successor collateral agent appointed by Lender.

“Commitment Amount” means the Loan A Commitment Amount, the Loan B Commitment Amount, the Loan C Commitment Amount, the Loan D Commitment Amount, the Loan E Commitment Amount, the Loan F Commitment Amount, the Loan G Commitment Amount and/or the Loan H Commitment Amount, as applicable.

“Commitment Fee” has the meaning given such term in Section 2.6(c) of this Agreement.

“Consolidated” means the consolidation of accounts in accordance with GAAP.

“Default” means any Event of Default or any event which with the passing of time or the giving of notice or both would become an Event of Default hereunder.

“Default Rate” means the per annum rate of interest equal to [***] percent ([***]%) over the Loan Rate, but such rate shall in no event be more than the highest rate permitted by applicable law to be charged on commercial loans in a default situation.

“Disclosure Schedule” means Exhibit A attached hereto.

“Environmental Laws” means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Securities” of any Person means (a) all common stock, preferred stock, participations, shares, partnership interests, membership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

“ERISA” has the meaning given to such term in Section 7.12 of this Agreement.

“EU Medical Device Laws” means all laws, directives, and regulations of the European Union (“EU”) and its member states applicable to the design, development, manufacture, marketing, distribution, and post-market surveillance of medical devices, including but not limited to Regulation (EU) 2017/745, as amended from time to time.

“Event of Default” has the meaning given to such term in Section 8 of this Agreement.

“Excluded Accounts” means any deposit accounts, securities accounts or other similar accounts of a Loan Party (a) into which there are deposited no funds other than those intended solely to cover wages and employee benefit payments for employees (and related contributions to be made on behalf of such employees to health and benefit plans), (b) constituting employee withholding accounts and containing only funds deducted from pay otherwise due to employees for services rendered to be applied toward the tax obligations of such employees, (c) escrow accounts, deposit accounts and trust accounts maintained solely for the benefit of third parties as cash collateral for obligations owing to such third parties and (d) with an aggregate average monthly balance for all such accounts of less than Three Hundred Fifty Thousand Dollars ($350,000).

“Excluded Property” means, collectively, (a) any interests in real property, other than fee ownership, (b) property and assets the pledge of which would require governmental consent, approval, license or authorization or is prohibited or restricted by applicable law (after giving effect to the applicable anti-assignment provisions of the Code or other applicable law), (c) any lease, license or agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto or otherwise require consent thereunder (after giving effect to the applicable anti-assignment provisions of the Code or other applicable law), the assignment of which is not expressly deemed ineffective under the Code or other applicable law notwithstanding such prohibition (only so long as such consent has not been obtained and such prohibition exists and provided that such prohibition is not adopted in contemplation of circumventing the obligation to provide Collateral hereunder), (d) motor vehicles, airplanes and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by the filing of UCC financing statements), (e) letter of credit rights (other than those constituting supporting obligations of other Collateral) of Borrower below a threshold of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate, (f) equipment or other assets otherwise constituting Collateral owned by Borrower on the date hereof or hereafter acquired that is subject to a Lien securing purchase money Indebtedness or finance lease obligations permitted to be incurred pursuant to the provisions of this Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money Indebtedness or capital lease obligations) validly prohibits the creation of any other Lien on such equipment or such other asset, (g) Excluded Accounts, (h) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406, 9407 and 9408 of the Code), (i) any Equity Securities in a Person that is not a wholly-owned Subsidiary to the extent that the grant of a security interest thereon would breach any agreement or governing document with respect thereto (only for so long as such prohibition exists and provided that such prohibition was not adopted in contemplation of circumventing the obligation to provide Collateral hereunder), (j) more than sixty-five percent (65%) of the presently existing and hereafter arising issued, outstanding shares of capital stock owned by Borrower of any foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter or (k) the assets of any Immaterial Subsidiary.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FDA” has the meaning given such term in Section 5.22(f) of this Agreement.

“FDA Application Integrity Policy” has the meaning given to such term in Section 5.22(f) of this Agreement.

“FD&C Act” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as the same may be amended, modified, or supplemented from time to time, and all rules, regulations, standards, orders, and requirements promulgated or issued thereunder by the U.S. Food and Drug Administration (or any successor Governmental Authority).

“Final Payment” has the meaning given such term in Section 2.2(g) of this Agreement.

“Foreign Regulatory Approvals” means all authorizations, licenses, registrations, clearances, certifications, or approvals required by any Governmental Authority outside the United States, including any Notified Body, for the development, manufacture, marketing, distribution, or sale of any Product in the jurisdiction governed by such Governmental Authority.

“Funding Certificate” means a certificate executed by a duly authorized Responsible Officer of Borrower substantially in the form of Exhibit B or such other form as Lender may agree to accept.

“Funding Date” means any date on which a Loan is made to or on account of Borrower under this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time, consistently applied.

“Good Faith Deposit” has the meaning given such term in Section 2.6(a) of this Agreement.

“Governmental Authority” means (a) any federal, state, county, municipal or foreign government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, (c) any court or administrative tribunal, or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented. Governmental Authority shall include any agency, branch or other governmental body charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws, including the U.S. Department of Health and Human Services Office of the Inspector General, the U.S. Food and Drug Administration, the Federal Trade Commission, any state regulatory authority with similar jurisdiction, and any Notified Body.

“Guarantor” means, (a) as of the Closing Date, Hyperfine Operations, Inc., a Delaware corporation, and Liminal Sciences, Inc., a Delaware corporation and (b) thereafter, each other Person that may from time to time be added as a Guarantor to this Agreement.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Health Care Laws” means all health care, dental and dental laboratory laws applicable to the operations of the Borrower or any Loan Party, including to the extent applicable to the Borrower or any Loan Party (i) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated thereunder (“HIPAA”), (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII) of the American Recovery and Reinvestment Act of 2009 and the regulations promulgated thereunder (“HITECH”); (iii) state privacy, security and data breach laws; (iv) the FD&C Act; (v) EU Medical Device Laws; (vi) fraud and abuse, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §§ 3729), the criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters Act (18 U.S.C. § 1035), the Health Care Fraud Act (18 U.S.C. § 1347), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Anti-Kickback Act of 1986 (41 U.S.C. §§ 51-58), the laws regarding Exclusion and Civil Monetary Penalties (42 U.S.C. §§ 1320a-7, 1320a-7a and 1320a-7b), and any state, commonwealth or local laws similar to any of the foregoing, including self-referral laws, kickback laws, and fee-splitting laws; (vii) state licensure, permitting, and regulation of medical device manufacturers and distributors; and (ix) Medicare, Medicaid, CHAMPVA, TRICARE, the State Children’s Health Insurance Program, any other Federal Health Care Programs (as defined in 42 U.S.C. § 1320a-7b(f)).

“Horizon” means Horizon Technology Finance Corporation, a Delaware corporation.

“Immaterial Subsidiary” means, (a) as of the Closing Date, Hyperfine Enterprise, Ltd.; provided that such Subsidiary shall remain an Immaterial Subsidiary only so long as it shall own no assets in excess of $50,000 and generate no revenue and (b) any other Subsidiary with the prior written consent of Lender.

“Indebtedness” means, with respect to any Person, the aggregate amount of, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade and accounts payables aged less than one hundred eighty (180) days) to the extent such obligations (or portion thereof) are fully and finally determined in accordance with the terms of the agreement applicable thereto, including earnouts and other contingent obligations payable to sellers in connection with acquisitions or investments permitted hereunder to the extent such earnout or other contingent obligations are either due and payable or required to be reflected on the balance sheet of such Person under GAAP, (d) all capital lease obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (f) all obligations or liabilities of others guaranteed by such Person, (g) all obligations or liabilities incurred by such Person, including, without limitation, any amounts paid to such Person, pursuant to such Person’s execution of a SAFE, provided that upon the issuance of the Equity Securities to be issued pursuant to such SAFE, such obligations and liabilities shall no longer constitute Indebtedness and (h) any other obligations or liabilities which are required by GAAP to be shown as debt on the balance sheet of such Person; provided that, Indebtedness shall not include (x) guarantees of real estate leases (other than real estate leases that are capital leases) in the ordinary course of business, accrued expenses, deferred rent, deferred taxes and deferred compensation and customary obligations under employment arrangements or (y) any operating lease.

“Indemnified Person” has the meaning given such term in Section 10.3 of this Agreement.

“Initial Loan Extended Interest Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Initial Loan Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Intellectual Property” means, with respect to any Person, all of such Person’s right, title and interest in and to, whether by ownership or license, patents, patent rights (and applications and registrations therefor and divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same), trademarks and service marks (and applications and registrations therefor and the goodwill associated therewith), whether registered or not, inventions, copyrights (including applications and registrations therefor and like protections in each work or authorship and derivative work thereof), whether published or unpublished, mask works (and applications and registrations therefor), trade names, trade styles, software and computer programs, source code, object code, trade secrets, licenses, methods, processes, know how, drawings, specifications, descriptions, and all memoranda, notes, and records with respect to any research and development, all whether now owned or subsequently acquired or developed by such Person and whether in tangible or intangible form or contained on magnetic media readable by machine together with all such magnetic media (but not including embedded computer programs and supporting information included within the definition of “goods” under the Code).

“Interest Only Extension Milestone” means the Borrower and its Subsidiaries shall, on a consolidated basis determined in accordance with GAAP, achieve revenue of at least $[***] as reported on the audited financial statements delivered pursuant to Section 6.3 for the fiscal year ending December 31, 2027.

“Internal Revenue Code” has the meaning given such term in Section 5.20 of this Agreement.

“Investment” means the purchase or acquisition of any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or the extension of any advance, loan, extension of credit or capital contribution to, or any other investment in, or deposit with, any Person, or any acquisition of all or substantially all of the assets or property of any Person.

“Landlord Agreement/Bailee Waiver” means an agreement substantially in the form provided by Lender to Borrower or such other form as Lender may reasonably agree to accept.

“Lender” means, individually and/or collectively, as the context requires, each Lender as set forth on the cover page of this Agreement, as well as any other entity that may, from time to time, be added as a Lender to this Agreement.

“Lender’s Expenses” means all reasonable and documented out-of-pocket costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred in connection with the diligence, preparation, negotiation, documentation, drafting, amendment, modification, administration, perfection and funding of the Loan Documents; and all of Lender’s reasonable and documented out-of-pocket attorneys’ fees, costs and expenses incurred in enforcing or defending the Loan Documents (including reasonable and documented out-of-pocket fees and expenses of appeal or review), including the exercise of any rights or remedies afforded hereunder or under applicable law, whether or not suit is brought, whether before or after bankruptcy or insolvency, including all reasonable and documented out-of-pocket fees and costs incurred by Lender in connection with such Lender’s enforcement of its rights in a bankruptcy or insolvency proceeding filed by or against Borrower, any Subsidiary or their respective Property.

“Lien” means any voluntary or involuntary security interest, pledge, bailment, lease, mortgage, hypothecation, conditional sales and title retention agreement, encumbrance or other lien with respect to any Property in favor of any Person.

“Loan” means each advance of credit by a Lender to Borrower under this Agreement.

“Loan A” means the advance of credit by the applicable Lenders to Borrower under this Agreement in the Loan A Commitment Amount.

“Loan A Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan A Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan Amortization Date” means, with respect to each Loan, the Payment Date on which Borrower is required, pursuant to Section 2.2 (a) below, to commence making equal payments of principal plus accrued interest on the outstanding principal amount of such Loan.

“Loan B” means the advance of credit by the applicable Lenders to Borrower under this Agreement in the Loan B Commitment Amount.

“Loan B Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan B Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan C” means the advance of credit by the applicable Lenders to Borrower under this Agreement in the Loan C Commitment Amount.

“Loan C Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan C Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan D” means the advance of credit by the applicable Lenders to Borrower under this Agreement in the Loan D Commitment Amount.

“Loan D Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan D Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan Documents” means, collectively, this Agreement, the Notes, any Landlord Agreement/Bailee Waiver, any Account Control Agreement and all other documents, instruments and agreements entered into in connection with this Agreement.

“Loan E” means the advance of credit by the applicable Lenders to Borrower under this Agreement in the Loan E Commitment Amount.

“Loan E Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan E Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan F” means the advance of credit by the applicable Lenders to Borrower under this Agreement in the Loan F Commitment Amount.

“Loan F Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan F Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan G” means the advance of credit by applicable Lenders to Borrower under this Agreement in the Loan G Commitment Amount.

“Loan G Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan G Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan H” means the advance of credit by the applicable Lenders to Borrower under this Agreement in the Loan H Commitment Amount.

“Loan H Commitment Amount” has the meaning set forth on the cover page of this Agreement.

“Loan H Commitment Termination Date” has the meaning set forth on the cover page of this Agreement.

“Loan Party” means the Borrower and each Guarantor.

“Loan Rate” means, with respect to each Loan, the sum of (a) the per annum rate of interest from time to time published in The Wall Street Journal, or any successor publication thereto, as the “prime rate” then in effect, plus (b) 4.25% per annum; provided that, in the event such “prime rate” of interest is less than 6.50% per annum, such “prime rate” shall be deemed to be 6.50% per annum for purposes of calculating the Loan Rate, provided, further, that if the “prime rate”, (i) is no longer reported in The Wall Street Journal, (ii) is no longer widely used as a benchmark market rate for new facilities of this type, or (iii) becomes permanently unavailable, Lender shall select a successor benchmark rate, which successor rate shall be applied in a manner consistent with market practice, or if there is no consistent market practice, such successor rate shall be applied in a manner reasonably determined by Lender, in consultation with the Borrower. Notwithstanding the foregoing, in no event shall the Loan Rate be less than 10.75%. Borrower acknowledges that the “prime rate” is used for reference purposes only as an index and is not necessarily the lowest or the best interest rate charged to any borrower of Lender.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, results of operations or Properties of the Loan Parties and their Subsidiaries taken as a whole, (b) the ability of the Loan Parties to perform their Obligations under the Loan Documents or (c) the Collateral or Collateral Agent’s or Lender’s security interest in the Collateral unless directly caused by action or inaction of the Lender.

“Material Contract” means, with respect to any Person, all contracts or agreements as to which the breach, nonperformance, cancellation, or failure to renew by any party could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means, with respect to each Loan, March 18, 2031, or if earlier, the date of acceleration of such Loan following an Event of Default or the date of prepayment in full of all the Obligations (other than unasserted contingent liabilities), whichever is applicable.

“Note” means each promissory note executed in connection with a Loan in substantially the form of Exhibit C attached hereto.

“Notified Body” means an organization designated by an EU member state to assess the conformity of certain products before being placed on the market under EU Medical Device Laws.

“Obligations” means all debt, principal, interest, fees, charges, expenses and attorneys’ fees and costs and other amounts, obligations, covenants, and duties owing by Borrower to Collateral Agent or Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents or by any other agreement between Lender and Borrower and whether or not for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including all Lender’s Expenses.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate executed by a Responsible Officer substantially in the form of Exhibit E or such other form as Lender may reasonably agree to accept.

“Other Connection Taxes” means, with respect to any Lender, taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement or any Note, or sold or assigned an interest in this Agreement or any Note).

“Payment Date” has the meaning given such term in Section 2.2(a) of this Agreement.

“Permitted Indebtedness” means and includes:

(a) Indebtedness of the Loan Parties to Lender under the Loan Documents;

(b) Indebtedness of the Loan Parties secured by Liens permitted under clause (e) of the definition of “Permitted Liens”, up to an aggregate principal amount of Five Hundred Thousand Dollars ($500,000) at any one time outstanding;

(c) Indebtedness arising from the endorsement of negotiable instruments received in the ordinary course of business;

(d) Indebtedness of the Loan Parties and their Subsidiaries existing on the date hereof and set forth on the Disclosure Schedule;

(e) intercompany Indebtedness owed by any Subsidiary to Borrower or any Guarantor, as applicable; provided that, if applicable, such Indebtedness is also permitted as a Permitted Investment and, in the case of such Indebtedness owed to Borrower, such Indebtedness shall be evidenced by one or more promissory notes pledged to Collateral Agent for the benefit of the Lenders;

(f) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(g) Subordinated Debt;

(h) Indebtedness acquired in connection with a Permitted Investment; provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Investment and (ii) the aggregate principal amount of all Indebtedness permitted by this clause (h) shall not exceed $500,000 at any time outstanding;

(i) unsecured workers’ compensation claims, payment obligations in connection with health, disability or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations;

(j) Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(k) obligations in respect of appeal and surety bonds and performance and completion guarantees and similar obligations provided by a Loan Party or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business;

(l) (i) guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees, landlord, sublessees and licensees of the Loan Parties and their Subsidiaries and (ii) to the extent constituting Indebtedness, take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business;

(m) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(n) Indebtedness arising as a direct result of judgments, orders, awards or decrees against a Loan Party or any of its Subsidiaries, in each case not constituting an Event of Default;

(o) unsecured Indebtedness representing any taxes to the extent such taxes are being contested by a Loan Party or any of its Subsidiaries in good faith by appropriate proceedings and adequate reserves are being maintained by the applicable Person in accordance with GAAP;

(p) guarantees by any Loan Party of Indebtedness of any other Loan Party to the extent such guaranteed Indebtedness is otherwise permitted hereunder;

(q) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose materially more burdensome terms upon Borrower; and

(r) other Indebtedness in an aggregate outstanding amount not to exceed $500,000 at any time.

“Permitted Investments” means and includes any of the following Investments as to which Collateral Agent and Lender have a perfected security interest:

(a) Deposits and deposit accounts with commercial banks organized under the laws of the United States or a state thereof to the extent: (i) the deposit accounts of each such institution are insured by the Federal Deposit Insurance Corporation up to the legal limit; and (ii) each such institution has an aggregate capital and surplus of not less than One Hundred Million Dollars ($100,000,000);

(b) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one (1) year from the date of issuance;

(c) Investments in open market commercial paper rated at least “A1” or “P1” or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof;

(d) other short term liquid investments reasonably acceptable to the Lender;

(e) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in the ordinary course of business;

(f) (x) Investments by Borrower and Subsidiaries in their Subsidiaries outstanding on the Closing Date (provided the aggregate amount of such Investments shall not exceed the aggregate amount outstanding as of the Closing Date other than with respect to Investments by Loan Parties in Immaterial Subsidiaries solely to fund payroll and other employee expenses) and (y) Investments solely between or among the Loan Parties;

(g) Investments of the Loan Parties and their Subsidiaries existing on the Closing Date and set forth on the Disclosure Schedule (provided the aggregate amount of such Investments shall not exceed the aggregate amount outstanding as of the Closing Date);

(h) Investments of the Loan Parties (including contributions of cash, non-exclusive Intellectual Property licenses, or other assets) in non-exclusive joint ventures, strategic partnerships, or other arrangements formed for the purpose of developing, commercializing, or distributing products or services in markets or applications outside of the Loan Parties’ core business aggregating not in excess of Five Hundred Thousand Dollars ($500,000) at any time outstanding;

(i) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(j) Investments consisting of accounts receivable, trade credit, notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (k) shall not apply to Investments of Borrower in any Subsidiary;

(k) investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(l) (i) loans and advances to officers, directors and employees of any Loan Party for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses, in each case incurred in the ordinary course of business, in an aggregate principal amount at any time outstanding, not to exceed Five Hundred Thousand Dollars ($500,000) and (y) advances of payroll payments to employees not in excess of one month and in the ordinary course of business;

(m) deposits made to secure the performance of leases, licenses or contracts in the ordinary course of business; and

(n) other Investments in an amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding.

“Permitted Liens” means and includes:

(a) the Liens created by this Agreement;

(b) Liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or which are being contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such proceedings would not be reasonably expected to result in the sale, forfeiture or loss of any material portion of Collateral and that the applicable Loan Party has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of such Loan Party);

(c) Liens of the Loan Parties and their Subsidiaries existing on the date hereof identified on the Disclosure Schedule;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings (provided that such proceedings would not be reasonably expected to result in the sale, forfeiture or loss of any material portion of Collateral and that the applicable Loan Party has adequately bonded such Lien or reserves sufficient to discharge such Lien have been provided on the books of such Loan Party);

(e) Liens upon any equipment or other personal property acquired by a Loan Party after the date hereof to secure (i) the purchase price of such equipment or other personal property, or (ii) capital lease obligations or indebtedness incurred solely for the purpose of financing the acquisition of such equipment or other personal property; provided that such Liens are confined solely to the equipment or other personal property so acquired and the amount secured does not exceed the acquisition price thereof;

(f) security deposits in connection with real property leases of the Loan Parties and their Subsidiaries;

(g) Liens on insurance proceeds securing the payment of financed insurance premiums of the Loan Parties and their Subsidiaries that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets of the Loan Parties and their Subsidiaries);

(h) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder;

(i) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities of the Loan Parties and their Subsidiaries in favor of banks, other depository institutions and brokerage firms;

(j) non-exclusive licenses of Intellectual Property of the Loan Parties and their Subsidiaries entered into in the ordinary course of business;

(k) judgment Liens (other than for the payment of taxes) securing judgments not constituting an Event of Default;

(l) Liens of sellers of goods to such Person arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold or securing only the unpaid purchase price of such goods and related expenses to the extent such Indebtedness is permitted hereunder;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(n) any interest or title of a lessor or sublessor or licensor or sublicensor entered into by a Loan Party or any of its Subsidiaries in the ordinary course of business and covering only the assets so leased, subleased or licensed; and

(o) Liens securing Subordinated Debt;

(p) Liens securing obligations not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any time outstanding; and

(q) the replacement, extension or renewal of any Lien permitted above upon or in the same property theretofore subject thereto provided that the aggregate principal amount of Indebtedness secured by any such Lien is not increased.

“Person” means and includes any individual, any partnership, any corporation, any business trust, any joint stock company, any limited liability company, any unincorporated association or any other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing.

“Products” means any item, service, good, or medical device that is designed, developed, created, manufactured, labeled, managed, performed, or distributed, or otherwise used, offered, or handled by or on behalf of the Loan Parties or any of their Subsidiaries.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, whether tangible or intangible.

“Responsible Officer” has the meaning given such term in Section 6.3 of this Agreement.

“Restricted Entity” means any Person who (a) is on the Specially Designated Nationals and Blocked Persons List, (b) is on the Non-SDN Menu-Based Sanctions List, (c) is on the Sectoral Sanctions Identifications List, (d) is on the List of Foreign Financial Institutions Subject to Correspondent Account or Payable-Through Account Sanctions, (e) is on the United Kingdom Office of Financial Sanctions Implementation HM Treasury Consolidated List of Financial Sanctions Targets, (f) is designated under European Union sanctions measures, (g) was formed pursuant to the laws of, or is domiciled in the Russian Federation, or (h) is a ministry, agency, state-owned entity, or sovereign fund of the Russian Federation.

“Restricted License” means any license or other agreement with respect to which Borrower is the licensee and such license or agreement is material to the Loan Parties and their Subsidiaries’ businesses and (a) that prohibits or otherwise restricts a Loan Party or one of its Subsidiaries from granting a security interest in such Loan Party or such Subsidiary’s interest in such license or agreement or any other property or (b) for which a default under or termination of could interfere with Collateral Agent’s or Lender’s right to sell any Collateral.

“Rights to Payment” has the meaning given such term in Section 4.1 of this Agreement.

“SAFE” means a simple agreement for future equity, or any similar agreement, whereby a Person (the “SAFE Issuer”) issues any other Person the future right to own Equity Securities of the SAFE Issuer, in exchange for the payment of cash to be converted into such Equity Securities.

“Sanctions” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC and the United States Department of State), the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority.

“Scheduled Payments” has the meaning given such term in Section 2.2(a) of this Agreement.

“Solvent” has the meaning given such term in Section 5.12 of this Agreement.

“State Privacy Laws” has the meaning given such term in Section 5.22(k) of this Agreement.

“Subordinated Debt” means Indebtedness of any Loan Party that is consented to by Lender and which is subordinated to all of the Obligations pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to the Lender.

“Subsidiary” means any corporation or other entity of which a majority of the outstanding Equity Securities entitled to vote for the election of directors or other governing body (otherwise than as the result of a default) is owned by Borrower directly or indirectly through Subsidiaries.

“Transfer” has the meaning given such term in Section 7.4 of this Agreement.

“Warrant” means any Warrant to Purchase Shares of Common Stock granted to Lender to purchase securities of Borrower.

1.2 Construction. References in this Agreement to “Articles,” “Sections,” “Exhibits,” “Schedules” and “Annexes” are to recitals, articles, sections, exhibits, schedules and annexes herein and hereto unless otherwise indicated. References in this Agreement and each of the other Loan Documents to any document, instrument or agreement shall include (a) all exhibits, schedules, annexes and other attachments thereto, (b) all documents, instruments or agreements issued or executed in replacement thereof, and (c) such document, instrument or agreement, or replacement or predecessor thereto, as amended, restated, amended and restated, modified and supplemented from time to time and in effect at any given time (subject, in the case of clauses (b) and (c), to any restrictions on such replacement, amendment, modification or supplement set forth in the Loan Documents). The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. The words “include” and “including” and words of similar import when used in this Agreement or any other Loan Document shall not be construed to be limiting or exclusive. Whenever any provision of any Loan Document refers to the knowledge, or analogous phrase, of any Person, such words are intended to signify that such Person has actual knowledge or awareness of a particular fact or circumstance or that such Person, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. As used herein, “ordinary course of business” means the ordinary course of business of any Person, as undertaken by such Person in accordance with past practices or reasonable extensions of such past practices, as applicable, or otherwise undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document. Unless the context requires otherwise, any reference in this Agreement or any other Loan Document to any Person shall be construed to include such Person’s successors and assigns. Unless otherwise indicated in this Agreement or any other Loan Document, all accounting terms used in this Agreement or any other Loan Document shall be construed, and all accounting and financial computations hereunder or thereunder shall be computed, in accordance with GAAP, and all terms describing Collateral shall be construed in accordance with the Code. The terms and information set forth on the cover page of this Agreement are incorporated into this Agreement.

2. Loans; Repayment.

2.1 Commitments.

(a) The Commitment Amounts. Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth as and when made or deemed to be made, Lender shall lend to Borrower, prior to the Loan A Commitment Termination Date, Loan A, Lender shall lend to Borrower, prior to the Loan B Commitment Termination Date, Loan B, Lender shall lend to Borrower, prior to the Loan C Commitment Termination Date, Loan C, Lender shall lend to Borrower, prior to the Loan D Commitment Termination Date, Loan D, Lender shall lend to Borrower, prior to the Loan E Commitment Termination Date, Loan E, Lender shall lend to Borrower, prior to the Loan F Commitment Termination Date, Loan F, Lender shall lend to Borrower, prior to the Loan G Commitment Termination Date, Loan G, and Lender shall lend to Borrower, prior to the Loan H Commitment Termination Date, Loan H.

(b) The Loans and the Notes. The obligation of Borrower to repay the unpaid principal amount of and interest on each Loan shall be evidenced by a Note issued to the relevant Lender.

(c) Use of Proceeds. The proceeds of each Loan shall be used solely for working capital or general corporate purposes of Borrower.

(d) Termination of Commitment to Lend. Notwithstanding anything in the Loan Documents, each respective Lender’s obligation to lend the undisbursed portion of its Commitment Amount to Borrower hereunder shall terminate on the earlier of (i) at Lender’s sole election, the occurrence of any Event of Default hereunder, and (ii) with respect to Loan A, the Loan A Commitment Termination Date, with respect to Loan B, the Loan B Commitment Termination Date, with respect to Loan C, the Loan C Commitment Termination Date, with respect to Loan D, the Loan D Commitment Termination Date, with respect to Loan E, the Loan E Commitment Termination Date, with respect to Loan F, the Loan F Commitment Termination Date, with respect to Loan G, the Loan G Commitment Termination Date, and with respect to Loan H, the Loan H Commitment Termination Date.

2.2 Payments.

(a) Scheduled Payments. Borrower shall make (i) a payment of accrued interest only to each applicable Lender on the outstanding principal amount of each Loan on each Payment Date occurring during the period commencing on the Funding Date applicable to such Loan and continuing through the date that is the forty-eight (48) months following the Closing Date and (ii) an equal payment of principal plus accrued interest to each applicable Lender on the outstanding principal amount of each Loan on each Payment Date occurring thereafter until the Maturity Date as set forth in the Note applicable to such Loan (collectively, the “Initial Loan Scheduled Payments”); provided, however, if Borrower satisfies the Interest Only Extension Milestone, then Borrower shall make a payment of accrued interest only (and, for the avoidance of doubt, not be required to make such equal payment of principal) to each applicable Lender on the outstanding principal amount of each Loan on each Payment Date specified in the Note applicable to such Loan until the Maturity Date (collectively, the “Initial Loan Extended Interest Scheduled Payments”, and collectively with the Initial Loan Scheduled Payments, the “Scheduled Payments”). Borrower shall make such Scheduled Payments commencing on the date set forth in the Note applicable to such Loan and continuing thereafter on the first Business Day of each calendar month (each a “Payment Date”) through the Maturity Date. In any event, all unpaid principal and accrued interest on each Loan shall be due and payable in full on the Maturity Date.

(b) Interim Payment. Unless the Funding Date for a Loan is the first day of a calendar month, Borrower shall pay the per diem interest (accruing at the Loan Rate from the Funding Date through the last day of that month) payable with respect to such Loan on the first Business Day of the next calendar month.

(c) Payment of Interest. Borrower shall pay interest on each Loan at a per annum rate of interest equal to the Loan Rate. Interest on a Loan shall be charged commencing on the day that such Loan is made to or on behalf of Borrower, and shall continue to accrue through the date on which such Loan is repaid in full. Changes to the Loan Rate based on changes to the “prime rate” (or such substitute benchmark rate selected in accordance with the definition of “Loan Rate” set forth in Section 1.1 above) shall be effective on the effective date of any change to the “prime rate” (or such substitute benchmark rate selected in accordance with the definition of “Loan Rate” set forth in Section 1.1 above) and to the extent of any such change. Interest (including interest at the Default Rate, if applicable) shall be computed on the basis of a 360-day year for the actual number of days elapsed. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(d) Application of Payments. All payments received by Lender prior to an Event of Default shall be applied as follows: (i) first, to each Lender’s pro rata portion of the Lender’s Expenses then due and owing; and (ii) second, ratably, to all Scheduled Payments then due and owing (provided, however, if such payments are not sufficient to pay the whole amount then due, such payments shall be applied first to unpaid interest at the Loan Rate, then to the remaining amounts then due). After an Event of Default, all payments and application of proceeds shall be made as set forth in Section 9.7.

(e) Late Payment Fee. Borrower shall pay to Lender a late payment fee equal to [***] percent ([***]%) of any Scheduled Payment not paid when due to such Lender.

(f) Default Rate. Borrower shall pay interest at a per annum rate equal to the Default Rate on any amounts required to be paid by Borrower to Collateral Agent or Lender under this Agreement or the other Loan Documents (including Scheduled Payments), payable with respect to any Loan, accrued and unpaid interest, and any fees or other amounts which remain unpaid after such amounts are due (after giving effect to any applicable grace periods). If an Event of Default has occurred and the Obligations have been accelerated (whether automatically or by Lender’s election), Borrower shall pay interest on the aggregate, outstanding accelerated balance hereunder from the date of the Event of Default until all Events of Default are cured, at a per annum rate equal to the Default Rate.

(g) Final Payment. Borrower shall pay to the applicable Lender a payment in an amount equal to 5.0% (the “Final Payment”) of the original principal amount of each Loan which was disbursed upon the earliest to occur of (A) payment in full of the principal balance of such Loan, (B) an Event of Default and acceleration of such Loan by the Lender in accordance with the terms hereof or (C) the Maturity Date, as applicable.

2.3 Prepayments.

(a) Mandatory Prepayment Upon an Acceleration. If the Loans are accelerated following the occurrence of an Event of Default pursuant to Section 9.1(a) hereof, then Borrower, in addition to any other amounts which may be due and owing hereunder, shall immediately pay to Lender the amount set forth in Section 2.3(b) below, as if Borrower had opted to prepay on the date of such acceleration.

(b) Optional Prepayment. Upon five (5) Business Days’ prior written notice to Lender, Borrower may, at its option, at any time, prepay all (and not less than all) of the outstanding Loans by simultaneously paying to Lender an amount equal to (i) any accrued and unpaid interest on the outstanding principal balance of the Loans; plus (ii) an amount equal to (A) if such Loan is prepaid on or before the second anniversary of the Closing Date, three percent (3.0%) of the then outstanding principal balance of such Loan, (B) if such Loan is prepaid after the second anniversary of the Closing Date and on or before the fourth anniversary of the Closing Date, two percent (2.0%) of the then outstanding principal balance of such Loan, or (C) if such Loan is prepaid after the fourth anniversary of the Closing Date, one percent (1.0%) of the then outstanding principal balance of such Loan; plus (iii) the outstanding principal balance of such Loan; plus (iv) the Final Payment; plus (v) all other sums, if any, that shall have become due and payable hereunder.

2.4 Other Payment Terms.

(a) Place and Manner. Borrower shall make all payments due to Lender in lawful money of the United States. All payments of principal, interest, fees and other amounts payable by Borrower hereunder shall be made, in immediately available funds, not later than 12:00 p.m. Connecticut time, on the date on which such payment is due. Any payment received by Lender after the time set forth in the immediately preceding sentence will be deemed to have been received at the opening of business on the next Business Day, and interest shall accrue through such date. Borrower shall make such payments to Lender via wire transfer or ACH as instructed by Lender from time to time.

(b) Date. Whenever any payment is due hereunder on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.

(c) Taxes.

(i) Unless otherwise required under applicable law, any and all payments made hereunder or under the Notes shall be made free and clear of and without deduction for any taxes; provided that if Borrower shall be required to deduct any taxes from such payments, then (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4(c)) the relevant Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions and (C) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(ii) Borrower shall indemnify Lender, within ten (10) days after written demand therefor, for the full amount of any taxes imposed or asserted directly on Lender by any Governmental Authority on or attributable to amounts payable under this Agreement, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that such indemnified taxes shall not include: (A) income, franchise, branch profits or similar taxes imposed on (or measured by) Lender’s net income (x) by the jurisdiction, or any political subdivision thereof or taxing authority therein, under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located or (y) that are Other Connection Taxes, (B) any taxes that would not have been imposed but for Lender’s failure to deliver required tax forms under Section 2.4(c)(iv), (C) any taxes imposed as a result of a Lender changing its lending office after becoming a Lender (unless at Borrower’s request), except to the extent that, pursuant to Section 2.4(c), amounts with respect to such taxes were payable to such Lender immediately before it changed its lending office and (D) FATCA withholding taxes. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender shall be conclusive absent manifest error.

(iii) As soon as practicable after any payment of taxes by Borrower hereunder to a Governmental Authority, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(iv) If Lender is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, Lender shall deliver to Borrower, as reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, Lender shall deliver whichever of IRS Form W-9, IRS Form W-8BEN-E, IRS Form W-8ECI or W-8IMY is applicable, as well as any applicable supporting documentation or certifications.

(v) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.4(c)(v), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(vi) If a Lender receives a refund in respect of taxes paid by Borrower pursuant to this Section 2.4(c), which in the sole discretion of Lender exercised in good faith is allocable to such payment, it shall promptly pay such refund, together with any other amounts paid by Borrower in connection with such refunded taxes, to Borrower, net of all out-of-pocket expenses (including any taxes to which Lender has become subject as a result of its receipt of such refund) of Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of the applicable Lender, shall repay to Lender amounts paid over pursuant to the preceding clause (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (v), in no event will Lender be required to pay any amount to Borrower pursuant to this paragraph (v) the payment of which would place Lender in a less favorable net after-tax position than Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid, as determined in the reasonable discretion of the Lender. This paragraph shall not be construed to require Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other Person.

2.5 Procedure for Making the Loans.

(a) Notice. Borrower shall notify Lender of the date on which Borrower desires a Lender to make any Loan at least three (3) Business Days in advance of the desired Funding Date (other than in connection with the Loans funded on the Closing Date), unless the relevant Lender elects at its sole discretion to allow the Funding Date for a Loan to be made by Lender to be within five (5) Business Days of Borrower’s notice. Borrower’s execution and delivery to Lender of one or more Notes in respect of a Loan shall be Borrower’s agreement to the terms of such Loan. Lender’s obligation to make any Loan shall be expressly subject to the satisfaction of the conditions set forth in Section 3.

(b) Loan Rate Calculation. Prior to each Funding Date for any Loan, the applicable Lender shall establish the Loan Rate with respect to such Loan in accordance with the terms hereof and the applicable Note, which shall be conclusive in the absence of a manifest error.

(c) Disbursement. Lender shall disburse the proceeds of each Loan by wire transfer to Borrower at the account specified in the Funding Certificate for such Loan.

(d) Full Amount. The principal amount of each Loan shall only be advanced in the full amount of the applicable Commitment (net of any fees, expenses or other amounts that are netted in connection with the funding of such Loan as of the applicable Funding Date).

2.6 Good Faith Deposit; Legal and Closing Expenses; and Commitment Fee.

(a) Good Faith Deposit. Borrower has delivered to Lender a good faith deposit in the amount of [***] Dollars ($[***]) (the “Good Faith Deposit”). The Good Faith Deposit paid to Lender will first be applied to any Lender’s Expenses due and payable on the Closing Date, and any excess amount will be credited to the Commitment Fee. If the Funding Date does not occur, Lender shall retain the Good Faith Deposit as compensation for its time, expenses and opportunity cost.

(b) Legal, Due Diligence and Documentation Expenses. Concurrently with its execution and delivery of this Agreement, Borrower shall pay to Lender all Lender’s Expenses.

(c) Commitment Fee. Borrower shall pay, concurrently with its execution and delivery of this Agreement and the funding of the Loans on the Closing Date, a commitment fee to Lender in the amount of four hundred thousand Dollars ($400,000.00) (the “Commitment Fee”). The Commitment Fee shall be paid by Borrower as set forth in the Funding Certificate. The Commitment Fee shall be retained by the Lender and be deemed fully earned upon receipt.

3. Conditions of Loans.

3.1 Conditions Precedent to Closing. At the time of the execution and delivery of this Agreement, and as conditions precedent to the Lenders advancing Loan A, Loan B and Loan C to the Borrower on the Closing Date, the Lender shall have received, in form and substance reasonably satisfactory to Lender, all of the following (unless Lender has agreed to waive such condition or document):

(a) Loan Agreement. This Agreement duly executed by Borrower, Collateral Agent and each Lender.

(b) Warrants. The Warrants duly executed by Borrower.

(c) Secretary’s Certificate. A certificate of the secretary, assistant secretary or a Responsible Officer of Borrower and each Guarantor, dated as of the date hereof, with copies of the following documents attached: (i) the certificate of incorporation and bylaws (or equivalent documents) of Borrower and such Guarantor certified by Borrower or such Guarantor as being complete and in full force and effect on the date thereof, (ii) incumbency and representative signatures, and (iii) resolutions authorizing the execution and delivery of this Agreement and each of the other Loan Documents.

(d) Good Standing Certificates. A good standing certificate from Borrower’s and each Guarantor’s state of organization and the state in which Borrower’s or Guarantor’s, as applicable, principal place of business is located, each dated as of a date no earlier than thirty (30) days prior to the date hereof.

(e) Certificate of Insurance. Evidence of the insurance coverage required by Section 6.8 of this Agreement.

(f) Consents. All necessary consents (if applicable) of shareholders and other third parties with respect to the execution, delivery and performance of this Agreement, the Warrants and the other Loan Documents.

(g) Legal Opinion. A legal opinion of Borrower’s counsel, dated as of the date hereof, covering the matters set forth in Exhibit D hereto.

(h) [Reserved].

(i) Fees and Expenses. Payment of all fees and expenses then due hereunder or under any other Loan Document.

(j) No Default. No Default or Event of Default shall have occurred that has not been waived by Lender and the Loan Parties shall not be in breach of any Warrant.

(k) [Reserved].

(l) Note. Borrower shall have duly executed and delivered a Note in the amount of Loan A to Lender, a Note in the amount of Loan B to Lender and a Note in the amount of Loan C to Lender.

(m) UCC Financing Statements. Lender shall have received such documents, instruments and agreements, including UCC financing statements or amendments to UCC financing statements and UCC financing statement searches, as Lender shall reasonably request to evidence the perfection and priority of the security interests granted to Collateral Agent and Lender pursuant to Section 4. Borrower and each Guarantor authorizes Collateral Agent and Lender to file any UCC financing statements, continuations of or amendments to UCC financing statements they deem necessary to perfect its security interest in the Collateral.

(n) Funding Certificate. Borrower shall have duly executed and delivered to Lender a Funding Certificate for such Loans.

(o) Representations and Warranties. The representations and warranties made by the Loan Parties in Section 5 and in the other Loan Documents and the Warrants shall be true and correct as of such Funding Date.

(p) [Reserved].

(q) Other Documents. Borrower shall have provided Lender with such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to Making Loans after the Closing Date. The obligation of the applicable Lender to make any Loan following the Closing Date is further subject to satisfaction of the following conditions as of the applicable Funding Date (unless such Lender has agreed to waive such condition or document):

(a) No Default. No Default or Event of Default shall have occurred and be continuing immediately before and immediately after the funding of such Loans, that has not been waived by Lender and the Loan Parties shall not be in breach of any Warrant.

(b) Note. Borrower shall have duly executed and delivered a Note in the amount of the applicable Loan to the applicable Lender.

(c) Funding Certificate. Borrower shall have duly executed and delivered to Lender a Funding Certificate for such Loan.

(d) Debt to Annualized Revenue. Immediately after giving effect to the advancement of such Loan, Borrower and its Subsidiaries shall not have, on a consolidated basis, a ratio of Indebtedness to Annualized Revenue of greater than 1:00 to 1:00, calculated as of the date of the last monthly compliance certificate delivered (or required to have been delivered) pursuant to Section 6.3.

(e) Representations and Warranties. The representations and warranties made by the Loan Parties in Section 5 and in the other Loan Documents shall be true and correct as of such Funding Date in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(f) Other Documents. Borrower shall have provided Lender with such other documents and completion of such other matters, as Lender may reasonably deem necessary or appropriate.

3.3 Covenant to Deliver. Borrower agrees (not as a condition but as a covenant) to deliver to Lender each item required to be delivered to Lender as a condition to each Loan, if such Loan is advanced, unless such item is waived by the Lender, Borrower expressly agrees that the extension of any Loan prior to the receipt by Lender of any such item shall not constitute a waiver by Lender of Borrower’s obligation to deliver such item (unless such item is waived by Lender), and any such extension in the absence of a required item shall be in each Lender’s sole discretion.

4. Creation of Security Interest.

4.1 Grant of Security Interests. Each Loan Party grants to Collateral Agent for the benefit of Lender a valid, continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt, full and complete payment of any and all Obligations and in order to secure prompt, full and complete performance by each Loan Party of each of its covenants and duties under each of the Loan Documents. The “Collateral” shall mean and include all right, title, interest, claims and demands of each Loan Party in the following:

(a) All goods (and embedded computer programs and supporting information included within the definition of “goods” under the Code) and equipment now owned or hereafter acquired, including all laboratory equipment, computer equipment, office equipment, machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

(b) All inventory now owned or hereafter acquired, including all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of a Loan Party’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and each Loan Party’s books relating to any of the foregoing;

(c) All contract rights and general intangibles (including Intellectual Property solely to the extent set forth in the last paragraph of this Section 4.1) now owned or hereafter acquired, including goodwill, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, software, computer programs, computer disks, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payment intangibles, commercial tort claims, payments of insurance and rights to payment of any kind;

(d) All now existing and hereafter arising accounts, contract rights, royalties, license rights, license fees and all other forms of obligations owing to any Loan Party arising out of the sale or lease of goods, the licensing of technology or the rendering of services by a Loan Party (subject, in each case, to the contractual rights of third parties to require funds received by a Loan Party to be expended in a particular manner), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Loan Party and any Loan Party’s books relating to any of the foregoing;

(e) All documents, cash, deposit accounts, letters of credit and letters of credit rights (whether or not the letter of credit is evidenced by a writing) and other supporting obligations, certificates of deposit, instruments, promissory notes, chattel paper (whether tangible or electronic) and investment property, including all securities, whether certificated or uncertificated, security entitlements, securities accounts, commodity contracts and commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, now owned or hereafter acquired and each Loan Party’s books relating to the foregoing; and

(f) To the extent not covered by clauses (a) through (e), all other personal property of each Loan Party, whether tangible or intangible, and any and all rights and interests in any of the above and the foregoing and, any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof, including insurance, condemnation, requisition or similar payments and proceeds of the sale or licensing of Intellectual Property.

Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property or Excluded Property; provided, however, that the Collateral shall include all accounts receivables, accounts, and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”). Notwithstanding the foregoing, at all times on and after the first Funding Date to occur after the Closing Date, (a) the Collateral shall, automatically and without any further action required from any person, include any Intellectual Property owned, held or subsequently acquired by the a Loan Party and any guarantor and (b) if a court of competent jurisdiction (including a U.S. Bankruptcy Court) shall finally determine that a security interest in such underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as the first Funding Date to occur after the Closing Date, include such Intellectual Property solely to the extent necessary to permit perfection of Lender’s security interest in the Rights to Payment.

4.2 After-Acquired Property. If any Loan Party shall at any time acquire a commercial tort claim in excess of $250,000 in the aggregate, as defined in the Code, such Loan Party shall immediately notify Collateral Agent and Lender in writing of the brief details thereof and, upon request by the Collateral Agent, grant to Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Collateral Agent and Lender.

4.3 Duration of Security Interest. Collateral Agent’s and Lender’s security interest in the Collateral shall continue until the payment in full and the satisfaction of all Obligations (other than unasserted contingent obligations), and termination of Lender’s commitment to fund the Loans, whereupon such security interest shall terminate. Collateral Agent and Lender shall, at the Loan Parties’ sole cost and expense, execute such further documents and take such further actions as may be reasonably necessary to make effective the release contemplated by this Section 4.3, including duly authorizing and delivering termination statements for filing in all relevant jurisdictions under the Code.

4.4 Location and Possession of Collateral. All material Collateral is and shall remain in the possession of a Loan Party at its location listed on the cover page hereof or as set forth in the Disclosure Schedule, or such additional locations as to which (x) Borrower has given written notice to the Collateral Agent and (y) the Loan Parties have delivered a Landlord Agreement in respect thereof. Each Loan Party shall remain in full possession, enjoyment and control of the Collateral (except only as may be otherwise required by Collateral Agent or Lender for perfection of the security interests therein created hereunder) except for assets in transit or in the possession of customers or employees.

4.5 Delivery of Additional Documentation Required. Each Loan Party shall from time to time execute and deliver to Collateral Agent, at the reasonable written request of Collateral Agent, all financing statements, intellectual property security filings (including the intellectual property security filings in the form of Exhibit F to be delivered to Lender at such time Intellectual Property is included in the Collateral pursuant to Section 4.1), and other documents Collateral Agent may reasonably request, in form reasonably satisfactory to Collateral Agent, to perfect and continue Collateral Agent’s perfected security interests in the Collateral and in order to consummate fully all of the transactions contemplated under the Loan Documents.

4.6 Right to Inspect. Collateral Agent (through any of its officers, employees, agents or representatives) shall have the right, upon one (1) Business Day’s prior written notice, from time to time, during the Loan Parties’ usual business hours, to inspect the books and records of the Loan Parties and Subsidiaries and to make copies thereof and to inspect, test, and appraise the Collateral in order to verify the Loan Parties’ financial condition or the amount, condition of, or any other matter relating to, the Collateral. The Loan Parties shall permit, and cause each of its Subsidiaries to permit, Lender and Collateral Agent to discuss financial matters with Loan Parties’ independent auditors, and hereby authorizes all such independent auditors, to discuss those financial matters with Lender or Collateral Agent or any representative, agent, or advisor thereof. Any inspection, discussion, test, audit or appraisal conducted hereunder shall be conducted at the sole cost and expense of the Loan Parties; provided that the Loan Parties shall be obligated to reimburse only one such inspection, test, audit or appraisal every twelve (12) months unless any such inspection, test, audit or appraisal shall be commenced during the continuance of an Event of Default, in which case such inspection, test, audit or appraisal shall not count against such annual limitation.

4.7 Intellectual Property. In connection with their monthly compliance certificates required to be delivered pursuant to Section 6.3, the Loan Parties shall notify Lender of any federal registrations or filings by a Loan Party of any patent or patent application, or trademark or trademark application, or copyright or copyright application which occurred in the previous calendar month and shall promptly execute and deliver to Lender any grants of security interests in same, in form acceptable to Lender, to file with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, if at such time the Intellectual Property is included in the Collateral.

4.8 Protection of Intellectual Property. Loan Parties shall:

(a) protect, defend and maintain the validity and enforceability of its Intellectual Property and promptly advise Collateral Agent in writing of infringements which would be reasonably likely to result in a Material Adverse Effect;

(b) not allow any Intellectual Property material to Loan Parties’ business to be abandoned, forfeited or dedicated to the public without Lender’s written consent;

(c) provide written notice to Collateral Agent within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public); and

(d) take such commercially reasonable steps as Collateral Agent or Lender requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Collateral Agent and Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Collateral Agent and Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Collateral Agent’s or Lender’s rights and remedies under this Agreement and the other Loan Documents.

5. Representations and Warranties. Except as set forth in the Disclosure Schedule, each Loan Party represents and warrants as follows:

5.1 Organization and Qualification. Each Loan Party and its Subsidiaries is an entity duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, as applicable, and qualified and licensed to do business in, and is in good standing in, any jurisdiction in which the conduct of its business or its ownership of Property requires that it be so qualified and licensed or in which the Collateral is located, except for such jurisdictions as to which any failure to so qualify would not have a Material Adverse Effect.

5.2 Authority. Each Loan Party has all necessary power and authority to execute, deliver, and perform in accordance with the terms thereof, the Loan Documents to which it is a party. Each Loan Party and its Subsidiaries have all requisite power and authority to own and operate their Property and to carry on their businesses as now conducted. Each Loan Party and its Subsidiaries have obtained all licenses, permits, approvals and other authorizations necessary for the operation of their business.

5.3 Conflict with Other Instruments, etc. Neither the execution and delivery of any Loan Document to which such Loan Party is a party nor the consummation of the transactions therein contemplated nor compliance with the terms, conditions and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation, the by-laws, or any other organizational documents of such Loan Party or any law or any regulation, order, writ, injunction or decree of any court or Governmental Authority by which such Loan Party or any Subsidiary or any of their respective property or assets may be bound or affected or any material agreement or instrument to which such Loan Party is a party or by which it or any of its Property is bound or to which it or any of its Property is subject, or constitute a default thereunder or result in the creation or imposition of any Lien, other than Permitted Liens.

5.4 Authorization; Enforceability. The execution and delivery of this Agreement, the granting of the security interest in the Collateral, the incurrence of the Loans, the execution and delivery of the other Loan Documents to which each Loan Party is a party and the consummation of the transactions herein and therein contemplated have each been duly authorized by all necessary action on the part of each Loan Party. No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or filing with, or notice to, any Person is, was or will be necessary to (a) the valid execution and delivery of any Loan Document to which each Loan Party is a party, (b) the performance of the Loan Parties’ obligations under any Loan Document or (c) the granting of the security interest in the Collateral, except such as have been obtained or made and are in full force and effect and filings in connection with the perfection of the security interest in any of the Collateral or the issuance of the Warrants. The Loan Documents have been duly executed and delivered and constitute legal, valid and binding obligations of the Loan Parties, enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

5.5 No Prior Encumbrances. Each Loan Party has good and marketable title to the Collateral, free and clear of Liens except for Permitted Liens. Each Loan Party has good title and ownership of, or is licensed under, all of such Loan Parties’ current material Intellectual Property. Each Loan Party is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers, resellers and/or distributors in the ordinary course of business, (b) over-the-counter software that is commercially available to the public and (c) material Intellectual Property licensed to a Loan Party and noted on the Disclosure Schedule. Each patent which it owns or purports to own and which is material to Loan Parties’ business is valid and enforceable, and no part of the Intellectual Property which a Loan Party owns or purports to own and which is material to a Loan Party’s business has been judged invalid or unenforceable, in whole or in part. Each Loan Party is not a party to, nor is it bound by, any Restricted License. Each Loan Party has not received any communications alleging that such Loan Party has violated, or by conducting its business as proposed, would violate any proprietary rights of any other Person in any material respect. Each Loan Party has no knowledge of any material infringement or violation by it of the intellectual property rights of any third party and has no knowledge of any material violation or infringement by a third party of any of its material Intellectual Property. The Collateral and the Intellectual Property constitute substantially all of the assets and property of the Loan Parties, and the Loan Parties own all Intellectual Property associated with the business of the Loan Parties and Subsidiaries, free and clear of any Liens other than Permitted Liens.

5.6 Security Interest. The provisions of this Agreement create legal and valid security interests in the Collateral in favor of Collateral Agent and Lender, and, assuming the proper filing of one or more financing statement(s) identifying the Collateral with the proper state and/or local authorities, the security interests in the Collateral granted to Collateral Agent and Lender pursuant to this Agreement (a) constitute and will continue to constitute first priority security interests (subject to any Permitted Liens) and (b) are and will continue to be superior and prior to the rights of all other creditors of the Loan Parties (subject to any Permitted Liens).

5.7 Name; Location of Chief Executive Office, Principal Place of Business and Collateral. The Loan Parties have not done business under any name other than that specified on the signature page hereof within the past five years, except as set forth on the Disclosure Schedule. Each Loan Party’s jurisdiction of incorporation or formation, as applicable, chief executive office, principal place of business, and the place where such Loan Party maintains its records concerning the Collateral are as of the Closing Date located in the state and at the address set forth on the cover page of this Agreement. The Collateral is, as of the Closing Date, located at the address set forth on the cover page hereof or as set forth in the Disclosure Schedule except for assets in transit, in the possession of employees or out for repair.

5.8 Litigation. There are no actions or proceedings pending by or against any Loan Party or any Subsidiary before any court, arbitral tribunal, regulatory organization, administrative agency or similar body in which an adverse decision could have a Material Adverse Effect. Each Loan Party does not have knowledge of any such pending or threatened actions or proceedings.

5.9 Financial Statements. All financial statements relating to the Loan Parties, any Subsidiary or any Affiliate that have been or may hereafter be delivered by Borrower to Collateral Agent or Lender present fairly in all material respects the Loan Parties’ Consolidated financial condition as of the date thereof and the Loan Parties’ Consolidated results of operations for the period then ended, subject to normal and customary year end audit adjustments in respect of monthly or quarterly financial statements.

5.10 No Material Adverse Effect. No event has occurred and no condition exists which could reasonably be expected to have a Material Adverse Effect since December 31, 2024.

5.11 Full Disclosure. No representation, warranty or other statement made by any Loan Party in any Loan Document (including the Disclosure Schedule), certificate or written statement furnished to Collateral Agent or Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements, in light of the circumstances when they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered (it being the understanding that the projections, by their nature, are inherently uncertain and actual results during the period or periods covered by any such projections may differ from the projected results in material respects). There is no fact known to any Loan Party which materially adversely affects, or which could in the future be reasonably expected to materially adversely affect, its ability to perform its obligations under this Agreement.

5.12 Solvency, Etc. Immediately prior to the funding of any Loans, the Loan Parties and each of their Subsidiaries on a Consolidated basis are Solvent (as defined below) and, immediately after the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby, the Loan Parties and each of their Subsidiaries on a Consolidated basis will be Solvent. “Solvent” means, with respect to any Person on any date, that on such date (a) the fair value of the property of such Person is greater than the fair value of the liabilities (including contingent liabilities) of such Person, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.

5.13 Subsidiaries. Each Loan Party has the Subsidiaries as set forth in the Disclosure Schedule.

5.14 Capitalization. All issued and outstanding Equity Securities of Borrower and each Subsidiary are duly authorized and validly issued, fully paid and non-assessable, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities, except for such compliance with such laws that would not reasonably be expected to result in a Material Adverse Effect.

5.15 Catastrophic Events; Labor Disputes. None of any Loan Party, any Subsidiary or any of their respective Property is or has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty that could reasonably be expected to have a Material Adverse Effect. There are no disputes presently subject to grievance procedure, arbitration or litigation under any of the collective bargaining agreements, employment contracts or employee welfare or incentive plans to which any Loan Party or any Subsidiary is a party, and there are no strikes, lockouts, work stoppages or slowdowns, or, to the knowledge of any Loan Party, jurisdictional disputes or organizing activity occurring or threatened which could reasonably be expected to have a Material Adverse Effect.

5.16 [Reserved].

5.17 No Plan Assets. Neither any Loan Party nor any Subsidiary is an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of any Loan Party or any Subsidiary constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101. In addition, (a) neither Borrower nor any Subsidiary is a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with any Loan Party or any Subsidiary are not subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans similar to the provisions of Section 406 of ERISA or Section 4975 of the Internal Revenue Code currently in effect, which prohibit or otherwise restrict the transactions contemplated by this Loan Agreement.

5.18 Sanctions, Etc. None of any Loan Party, any of its Subsidiaries or, any director, officer, employee, agent or Affiliate of Borrower or any of its Subsidiaries, is a Person that is, or is owned or controlled by Persons that are, (a) the subject or target of any Sanctions, (b) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions or (c) a Restricted Entity.

5.19 Regulatory Compliance. Each Loan Party is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System. Neither Borrower nor any Subsidiary is an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940. Each Loan Party is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) and no proceeds of any Loan will be used to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.20 Payment of Taxes. All federal and other material tax returns, reports and statements (including any attachments thereto or amendments thereof) of each Loan Party and its Subsidiaries filed or required to be filed by any of them have been timely filed (or extensions have been obtained and such extensions have not expired) and all taxes shown on such tax returns or otherwise due and payable and all assessments, fees and other governmental charges upon Borrower, its Subsidiaries and their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except for the payment of any such taxes, assessments, fees and other governmental charges which are being diligently contested by Borrower in good faith by appropriate proceedings and for which adequate reserves have been made under GAAP. To the knowledge of Borrower, no tax return of Borrower or any Subsidiary is currently under an audit or examination, and Borrower has not received written notice of any proposed audit or examination, in each case, where a material amount of tax is at issue. Borrower is not an “S corporation” within the meaning of Section 1361(a)(1) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

5.21 Anti-Terrorism Laws. Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor or otherwise), or (iii) in any manner that would, directly or indirectly, benefit any Restricted Entity. Lender hereby notifies the Loan Parties that pursuant to the requirements of Anti-Terrorism Laws, and Lender’s policies and practices, Lender is required to obtain, verify and record certain information and documentation that identifies each Loan Party and its principals, which information includes the name and address of such Loan Party and its principals and such other information that will allow Lender to identify such party in accordance with Anti-Terrorism Laws.

5.22 Compliance with Health Care Laws.

(a) Each Loan Party is in compliance with, and is conducting and has conducted, for the last three (3) years, its respective business and operations in compliance with, the requirements of all applicable Health Care Laws, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. No Loan Party is in violation of any applicable Health Care Laws, except for any such violation which would not reasonably be expected (individually and in the aggregate) to have a Material Adverse Effect.

(b) Each Loan Party has (i) all licenses, consents, certificates, permits, authorizations, approvals, franchises, registrations, qualifications, Foreign Regulatory Approvals, and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities (each, an “Authorization”) necessary to engage in the business conducted by it, except for such Authorizations with respect to which the failure to obtain would not reasonably be expected to have a Material Adverse Effect, and (ii) no knowledge that any Governmental Authority is considering limiting, suspending or revoking any such Authorization, except for any such suspension or revocation which would not reasonably be expected (individually and in the aggregate) to have a Material Adverse Effect. All such Authorizations are valid and in full force and effect and each Borrower and the other Loan Parties are in material compliance with the terms and conditions of all such Authorizations and with the rules and regulations of the regulatory authorities having jurisdiction with respect to such Authorizations, except where failure to be in such compliance or for an Authorization to be valid and in full force and effect would not reasonably be expected to have a Material Adverse Effect.

(c) Each of the Products, (i) manufactured, marketed or distributed by any Borrower or Loan Party, required under the FD&C Act to be cleared or approved by the FDA has received such clearance or approval to the extent required for the manufacture, distribution or sale of such Product in the United States, and (ii) to the extent required under EU Medical Device Laws, each Product that is marketed or sold in the European Union bears a valid CE Marking and, where applicable, has been certified by a Notified Body, except in each case of (i) – (ii) as would not reasonably be expected to have a Material Adverse Effect.

(d) The Borrower and each Loan Party is and has at all times complied in all material respects with the terms and conditions of every open source software license applicable to any open source software that is or has been used, incorporated, linked, embedded, modified, combined, or distributed in or with any Products or services of the Borrower or any Loan Party. There are no pending or, to the knowledge of the Borrower or Loan Party, threatened actions, suits, claims, or proceedings alleging (i) non-compliance with any open source software license, or (ii) that any Product or software of the Borrower or any Loan Party infringes, misappropriates, or violates any rights in connection with open source software, in each case that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(e) Neither any Borrower nor any other Loan Party has received any written notice from any Government Authority, nor is there any actual or, to the knowledge of any Authorized Officer of any Borrower or Loan Party, threatened investigation, inquiry, or administrative or judicial action, hearing, or enforcement proceeding by any Governmental Authority, against any Borrower or any Loan Party, regarding any violation of applicable Health Care Law, except for such investigations, inquiries, or administrative or judicial actions, hearings, or enforcement proceedings which, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(f) No Borrower, no Loan Party, nor any employee or contractor retained by any Borrower or Loan Party, is currently, or, to the actual knowledge of any Authorized Officer of any Borrower or Loan Party, has been, (i) excluded from U.S. health care programs pursuant to 42 U.S.C. §1320(a)7 or any related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulations relating to debarment and suspension applicable to federal government agencies generally (48 C.F.R. Subpart 9.4), or other applicable laws or regulations, or (iii) made a party to any action by any Governmental Authority that may prohibit it from selling the Products to any governmental or other purchaser pursuant to any federal, state or local laws or regulations, except for any such prohibition which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(g) To the Borrower’s knowledge, no Borrower or Loan Party has received any written notice from any Governmental Authority, nor does it have actual knowledge of any facts indicating, that any Product of any Borrower or Loan Party cannot be tested, labeled, manufactured, packaged, stored, marketed, promoted or distributed substantially in the manner presently performed or contemplated by or on behalf of any Borrower or Loan Party.

(h) No Borrower, no Loan Party, nor any of their respective officers, employees or agents has been convicted of any crime or engaged in any conduct that has previously caused or would reasonably be expected to result in disqualification or debarment by the United States Food and Drug Administration (“FDA”) under 21 U.S.C. Section 335a, or any similar law, rule or regulation of any other Governmental Authority. No claims, actions, proceedings, investigations, or other actions that would reasonably be expected to result in any such disqualification or debarment are pending or, to the Borrower’s knowledge, threatened against any Borrower or Loan Party, nor any of their respective officers, employees or agents. No Borrower, Loan Party nor any of their respective officers, employees or, to the Borrower’s knowledge, its agents is the subject of any pending or threatened investigation by FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” policy as stated at 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Application Integrity Policy”) and any amendments thereto, or by any other similar Governmental Authority pursuant to any similar policy. No Borrower, Loan Party nor any of their respective officers, employees or, to the Borrower’s knowledge, its agents has committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for FDA to invoke the FDA Application Integrity Policy or for any similar Governmental Authority to invoke a similar policy. All notifications, applications, approvals, reports and other submissions required to be filed or furnished to the FDA or any similar Governmental Authority by the Borrower or Loan Party were true and complete on the date filed (or were corrected in or supplemented by subsequent filings) in each case except as would not reasonably be expected to result in a Material Adverse Effect.

(i) Any manufacture or other processing of any Product by any Borrower or Loan Party, or to the knowledge of any Borrower or Loan Party by a contract manufacturer, has been conducted in compliance in all material respects with the applicable requirements of current good manufacturing practices and all other applicable Health Care Laws. No site used for the manufacture or other processing of any Product is or has been during the last three (3) years subject to a Governmental Authority shutdown or import or export prohibitions or has received any Form FDA 483, notice of violation, warning letter, untitled letter, or similar correspondence or notice from the FDA or other Governmental Authority alleging or asserting noncompliance with any applicable Health Care Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Government Authority.

(j) Other than to the extent previously disclosed to Lender in writing, during the last three (3) years, there have been no recalls, field actions, corrections, or removals ordered by FDA, or any seizures or adverse regulatory actions taken, threatened in writing, by the FDA or Notified Body or any other Governmental Authority with respect to any Product, and no Borrower or Loan Party has, voluntarily or at the request of any Governmental Authority, initiated or participated in any recalls, field actions, corrections, or removals of any Product that must be reported to the FDA or any other Governmental Authority under any applicable Health Care Law.

(k) Each Loan Party is, and for the past three (3) years has been, in compliance in all material respects with applicable provisions of HIPAA, the Health Information Technology for Economic and Clinical Health Act (“HITECH”), and all applicable state privacy and security laws and regulations governing the privacy, security, and breach notification of individually identifiable health information (collectively, “State Privacy Laws”); has entered into and maintains all business associate agreements required under HIPAA and HITECH and, to the extent applicable to each Loan Party, maintains written policies and procedures reasonably designed to ensure compliance with HIPAA, HITECH, and State Privacy Laws. No Loan Party has experienced a breach of unsecured protected health information requiring notification to 500 or more individuals under HIPAA or any State Privacy Law; and to the knowledge of the Loan Party has not received any written notice from any Governmental Authority regarding any actual or alleged material violation of HIPAA, HITECH, or State Privacy Laws, or any investigation or enforcement action relating thereto, except as could not reasonably be expected to result in a Material Adverse Effect.

6. Affirmative Covenants. Each Loan Party, until the full and complete payment of the Obligations (other than unasserted contingent obligations), covenants and agrees that:

6.1 Good Standing. Each Loan Party shall maintain, and cause each of its Subsidiaries to maintain, its corporate existence and its good standing in its jurisdiction of incorporation or formation, as applicable, and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain, and cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2 Government Compliance. Each Loan Party shall comply, and cause each of its Subsidiaries to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver to Lender: (a) within thirty (30) days after the end of the first two months of each fiscal quarter a Borrower prepared Consolidated balance sheet and Consolidated income statement covering Borrower’s operations during such period and for the period beginning with the first day of the applicable fiscal year and ending on the last day of such month, and aging of Borrower’s accounts receivable and accounts payable, all certified by Borrower’s president, treasurer or chief financial officer (each, a “Responsible Officer”), (b) forty-five (45) days after the end of each of each fiscal quarter, a Borrower prepared Consolidated balance sheet, Consolidated income statement and Consolidated cash flow statement covering Borrower’s operations during such period and for the period beginning with the first day of the applicable fiscal year and ending on the last day of such month, and aging of Borrower’s accounts receivable and accounts payable, all certified by Borrower’s Responsible Officer, (c) within ninety (90) days after the end of Borrower’s fiscal year, audited Consolidated financial statements of Borrower prepared in accordance with GAAP, together with an unqualified opinion on such financial statements of a nationally recognized or other independent public accounting firm reasonably acceptable to Lender; (d) within sixty (60) days after the end of Borrower’s fiscal year, Borrower’s board-approved operating budget and plan for the next fiscal year; and (e) all other customary information (including, without limitation, business or financial data, reports, appraisals and projections) concerning any Borrower and its Subsidiaries, or their respective properties or business, as Lender may reasonably request from time to time. In addition, Borrower shall deliver to Lender (A) promptly upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders, (B) promptly upon receipt of notice thereof, a report of any material legal actions pending or threatened against Borrower or any Subsidiary or the commencement of any action, proceeding or governmental investigation involving Borrower or any Subsidiary is commenced that is reasonably expected to result in damages or costs to Borrower of Two Hundred Fifty Thousand Dollars ($250,000) or more, (C) promptly following receipt, copies of any material notices (including notices of default) received in connection with any Material Contract, and (D) promptly upon receipt thereof, copies of all detailed financial and management reports submitted to any Borrower by independent auditors in connection with each annual or interim audit made by those auditors of the books of any Borrower. For avoidance of doubt, for so long as Borrower remains a publicly reporting company, (x) the Borrower’s filing of a Form 10-Q with the Securities and Exchange Commission shall be deemed to satisfy the requirements of clause (b) above and (y) the Borrower’s filing of a form 10-K with the Securities and Exchange Commission shall be deemed to satisfy the requirements of clause (c) above, in each case as of the date on which such report is first available via the Securities and Exchange Commission’s EDGAR system or a successor system related thereto.

6.4 Certificates of Compliance. Within thirty (30) days after the end of each month, Borrower shall deliver to Lender an Officer’s Certificate signed by a Responsible Officer in the form of, and certifying to the matters set forth in, Exhibit E hereto.

6.5 Notice of Defaults. Within five (5) days after the discovery of a Default or an Event of Default by a Loan Party, Borrower shall provide Lender with a written notice setting forth the facts relating to or giving rise to such Default or Event of Default and the action which Borrower proposes to take with respect thereto.

6.6 Taxes. Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law or imposed upon any Property belonging to it, and will execute and deliver to Collateral Agent and Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Collateral Agent and Lender with proof satisfactory to Lender indicating that Borrower and each Subsidiary has made such payments or deposits; provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings which suspend the collection thereof (provided that such proceedings do not involve any substantial danger of the sale, forfeiture or loss of any material item of Collateral or Collateral which in the aggregate is material to Borrower and that Borrower has adequately bonded such amounts or reserves sufficient to discharge such amounts have been provided on the books of Borrower). In addition, Borrower shall not change, and shall not permit any Subsidiary to change, its respective jurisdiction of residence for taxation purposes.

6.7 Use; Maintenance. Each Loan Party shall keep and maintain all items of equipment and other similar types of personal property that form a material portion of the Collateral in good operating condition and repair and shall make all necessary replacements thereof and renewals thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Each Loan Party shall not permit any such material item of Collateral to become a fixture to real estate or an accession to other personal property, without the prior written consent of Collateral Agent and Lender. Each Loan Party shall not permit any such material item of Collateral to be operated or maintained in violation of any applicable law, statute, rule or regulation to the extent such violation would be reasonably expected to result in a Material Adverse Effect. With respect to items of leased equipment (to the extent Collateral Agent and Lender have any security interest in any residual Borrower’s interest in such equipment under the lease), Borrower shall keep, maintain, repair, replace and operate such leased equipment in accordance with the terms of the applicable lease.

6.8 Insurance. Each Loan Party shall keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location, and as Collateral Agent or Lender may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Collateral Agent and Lender. All property policies shall have a lender’s loss payable endorsement showing Collateral Agent and Lender as an additional loss payee and all liability policies shall show Collateral Agent and Lender as an additional insured and all policies shall provide that the insurer must give Collateral Agent at least thirty (30) days notice before canceling its policy. At Collateral Agent’s or Lender’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any property policy shall, at Collateral Agent’s or Lender’s option, be payable to Collateral Agent, for the benefit of Lender, or to Lender on account of the Obligations. Notwithstanding the foregoing, so long as no Event of Default has occurred that has not been waived by Lender, Borrower shall have the option of applying the proceeds of any property policy, toward the replacement or repair of destroyed or damaged property; provided that (a) any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Collateral Agent and Lender have been granted a first priority security interest and (b) after the occurrence of an Event of Default all proceeds payable under such property policy shall, at the option of Collateral Agent or Lender, be payable to Collateral Agent, for the benefit of Lender, or to Lender on account of the Obligations. If Borrower fails to obtain insurance as required under Section 6.8 or to pay any amount or furnish any required proof of payment to third persons and Collateral Agent, Collateral Agent or Lender may make all or part of such payment or obtain such insurance policies required in Section 6.8, and take any action under the policies Collateral Agent or Lender deems prudent. On or prior to the first Funding Date and upon written request by the Collateral Agent thereafter, Borrower shall furnish to Collateral Agent certificates of insurance or other evidence satisfactory to Collateral Agent that insurance complying with all of the above requirements is in effect.

6.9 Further Assurances. At any time, and from time to time, each Loan Party shall execute and deliver such further instruments and take such further action as may reasonably be requested by Collateral Agent or Lender to make effective the purposes of this Agreement, including the continued perfection and priority of Collateral Agent’s and Lender’s security interest in the Collateral.

6.10 [Reserved].

6.11 Subsidiaries. Borrower shall cause any Subsidiary (other than any Immaterial Subsidiary) to promptly provide Lender and Collateral Agent with a guaranty of the Obligations and a security interest in such Subsidiary’s assets to secure such guaranty.

6.12 Keeping of Books. Borrower and its Subsidiaries shall keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Borrower and its Subsidiaries in accordance with GAAP.

6.13 Health Care Notices.

(a) Within five (5) Business Days following the knowledge of any Borrower or any Loan Party of any of the following facts, events or circumstances, provide Lender with written notice of such facts, events or circumstances, together with such supporting data and information reasonably available to Borrower and its Subsidiaries explaining in reasonable detail such fact, event or circumstance, and thereafter shall provide to Lender, within five (5) Business Days of Lender’s reasonable request, such additional information reasonably available to Borrower and its Subsidiaries as Lender shall reasonably request regarding such disclosure:

(i) that any Borrower or any other Loan Party becomes subject to any federal, state, or local governmental or private payor civil or criminal investigations, inquiries or audits involving and/or related to its compliance with Health Care Laws which could reasonably be expected to result in any loss, liability, fine, or penalties of $500,000 or more, or which could reasonably be expected to have a Material Adverse Effect;

(ii) any subpoena, civil investigative demand, or written notice of actual or alleged violations of any Health Care Law, or any other alleged material non-compliance with any applicable foreign law, regulation, or requirement relating to any Product by a Governmental Authority involving any Borrower or Loan Party, which could reasonably be expected to result in any loss, liability, fine, or penalties of $500,000 or more, or which could reasonably be expected to have a Material Adverse Effect;

(iii) that an owner, officer, director, managing employee, Licensed Personnel, or Person who is a “person with a direct or indirect ownership or control interest” or a “managing employee” (as those phrases are defined in 42 C.F.R. §420.201) in any Loan Party or Borrower: (i) has had a civil monetary penalty assessed against him or her pursuant to 42 U.S.C. §1320a 7a; (ii) has been excluded from participation in a Federal Health Care Program (as that term is defined in 42 U.S.C. §1320a 7b); or (iii) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 42 U.S.C. §1320a 7b or 18 U.S.C. §§669, 1035, 1347, 1518;

(iv) (i) any data breach by, at or affecting the data of any Loan Party or Borrower for which notification is required to be made to any Person, where such breach could reasonably be expected to have a Material Adverse Effect; or (ii) any Breach of Unsecured Protected Health Information (as such capitalized terms are defined in HIPAA) which affects more than 500 individuals or for which media notification will be required under the Health Care Laws; and

(v) without duplication, any failure of a Loan Party or Borrower to comply with the covenants and conditions set forth in Sections 6.14 and 6.15.

6.14 Compliance with Health Care Laws.

(a) Without limiting or qualifying Section 6.2 hereof or any other provision of this Agreement, and except for those matters that would not reasonably be expected to have a Material Adverse Effect, each Borrower will comply, and will cause each other Loan Party to comply, with all applicable Health Care Laws relating to the operation of such Person’s business.

(b) Each Borrower will maintain, and will cause each other Loan Party to maintain, all records required to be maintained by any Governmental Authority or otherwise under the Health Care Laws, except when the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) Borrowers will, and will cause each other Loan Party to:

(i) Promptly furnish or cause to be furnished to the Lender (A) copies of all material reports of investigational/inspectional observations or reports issued to and received by the Loan Parties issued by any Governmental Authority, (B) copies of all Warning Letters, Untitled Letters, material correspondence and other documents received by Loan Parties from any Governmental Authority relating to or arising out of the conduct applicable to the business of the Borrowers or the other Loan Parties that asserts past or ongoing lack of compliance with applicable Health Care Laws, and (C) notice of any material investigation or audit or similar proceeding by any Governmental Authority under any Health Care Laws of which the Loan Parties have knowledge.

(ii) Promptly furnish or cause to be furnished to the Lender copies of all non-privileged reports, correspondence, pleadings and other communications relating to any pending matter that could reasonably be expected to lead to the loss, revocation or suspension of any material Authorization or of any qualification from any Governmental Authority that are required to conduct the Business as presently conducted.

(iii) Promptly furnish or cause to be furnished to the Lender notice of all fines or penalties unpaid or imposed, within three months of the Closing Date in excess of $500,000, by any Governmental Authority under any Health Care Laws against any Loan Party, or that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(iv) Promptly furnish or cause to be furnished to the Lender copies of all written allegations received, within three months of the Closing Date, by a Loan Party from any Governmental Authority (or any agent thereof) of fraudulent activities in violation of applicable Health Care Laws of any Loan Party that could reasonably be expected to result in a material ongoing investigation, or individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(v) Keep in full force and effect all Authorizations required to operate such Person’s business under applicable Health Care Laws and maintain any other qualifications necessary to conduct, arrange for, administer, except as could not reasonably be expected to have a Material Adverse Effect.

(vi) Maintain, and cause each other Loan Party to maintain, a compliance program to promote such person’s compliance, in all material respects, with applicable Health Care Laws that is consistent in all respects with model compliance guidance issued by the U.S. Office of the Inspector General and applicable law. In the event of Lender’s reasonable suspicion of the material failure to maintain such a compliance program, Lender (and/or its consultants) shall be permitted to review such program upon reasonable notice during business hours; provided that privileged information shall not be subject to review.

(vii) Maintain and cause each other Loan Party and Subsidiary to maintain in full force and effect a quality management system that complies in all material respects with (i) the FDA’s Quality System Regulation set forth in 21 C.F.R. Part 820 (or any successor regulation) (the “QMS”) and (ii) the quality management system requirements set forth in Regulation (EU) 2017/745 (as amended, the “EU MDR”) (or any successor regulation) and all applicable delegated acts, implementing acts, guidelines, and requirements of the European Commission and any Notified Body thereunder. In the event of Lender’s reasonable suspicion of material noncompliance with such QMS or EU MDR, Lender (and/or its consultants) shall be permitted to review such QMS program upon reasonable notice during business hours; provided that privileged information shall not be subject to review.

(viii) Except when the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain, and will cause each other Loan Party and Subsidiary to maintain on its behalf, a HIPAA compliance program that is reasonably designed to (a) ensure such Person’s material compliance with applicable privacy laws, ordinances, rules and regulations and (b) meets HIPAA and HITECH requirements in all material respects. In the event of Lender’s reasonable suspicion of material noncompliance with HIPAA, Borrowers will permit (or will cause such other Loan Parties to permit) Lender and/or any of its outside consultants to review such HIPAA compliance programs from time to time upon reasonable request during business hours; provided that privileged information shall not be subject to review.

6.15 Minimum Revenue Growth. Commencing with the first fiscal quarter ending after the first Funding Date following the Closing Date, the Borrower shall achieve aggregate total revenue of the Borrower and its Subsidiaries, on a consolidated basis determined in accordance with GAAP, for the trailing three (3) month period ending on the last day of any fiscal quarter, of at least: (a) in respect of the fiscal quarter ending March 31, 2026 (if applicable), [***]% of the amount set forth in the Approved Budget approved by the board on [***] with respect to such period; (b) in respect of the fiscal quarter ending June 30, 2026 (if applicable), [***]% of the amount set forth in the Approved Budget approved by the board on [***] with respect to such period; (c) in respect of fiscal quarter ending September 30, 2026 (if applicable), [***]% of the amount set forth in the Approved Budget approved by the board on [***] with respect to such period; (d) in respect of fiscal quarter ending December 31, 2026 (if applicable), [***]% of the amount set forth in the Approved Budget approved by the board on [***] with respect to such period; and (e) in respect of each fiscal quarter ending thereafter (if applicable), the greater of (a) [***]% performance to the Approved Budget and (b) [***]% of total annual revenue reported for the same three (3) month period ending on such fiscal quarter of the prior fiscal year.

6.16 Minimum Cash and Cash Equivalents. The Loan Parties shall maintain an aggregate amount of cash and cash equivalents maintained in deposit accounts and security accounts of the Loan Parties subject to an Account Control Agreement in favor of Lender, as of close of business on the last Business Day of any month, of at least $[***]; provided, that such amount shall be reduced to $[***] upon the earlier of such time, if any, as (a) [***] or (b) [***].

6.17 [***]. The Borrower shall use commercially reasonable efforts to [***].

6.18 Post-Closing Obligations. The Loan Partis shall cause each of the following obligations to be satisfied on or prior to the dates set forth therein:

(a) Account Control Agreements. The Loan Parties shall provide, on or before the date that is 20 Business Days after the Closing Date, Account Control Agreements for all of Borrower’s and Guarantors’ deposit accounts and securities accounts (other than Excluded Accounts) duly executed by all of the parties thereto.

(b) Landlord Agreement/Bailee Waiver. The Loan Parties shall provide, on or before the date that is 45 days after the Closing Date, Lender with a Landlord Agreement/Bailee Waiver for each location where such Loan Parties’ books and records and the Collateral is located (unless such Loan Party is the fee owner thereof).

7. Negative Covenants. Each Loan Party, until the full and complete payment of the Obligations (other than unasserted contingent obligations), covenants and agrees that such Loan Party shall not, and shall cause its Subsidiaries not to:

7.1 Chief Executive Office. Change its name, jurisdiction of incorporation or formation, as applicable, chief executive office, principal place of business or any of the items set forth in Section 1 of the Disclosure Schedule without fifteen (15) days prior written notice to Collateral Agent.

7.2 Collateral Control. Subject to its rights under Sections 4.4 and 7.4, remove any material items of Collateral from a Loan Party’s or its Subsidiaries’ facility located at the address set forth on the cover page hereof or as set forth on the Disclosure Schedule except for assets in transit, in the possession of employees or out for repair.

7.3 Liens. Create, incur, allow or suffer, or permit any Subsidiary to create, incur, allow or suffer, any Lien on any of its property, or assign or convey any right to receive income, including the sale of any accounts except for Permitted Liens, or permit any Collateral not to be subject to the first priority security interest granted herein (subject to Permitted Liens), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Collateral Agent, for the benefit of Lender, or Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except (a) as otherwise permitted in Section 7.4 hereof and (b) as permitted in the definition of “Permitted Liens” herein.

7.4 Other Dispositions of Collateral. Convey, sell, lease or otherwise dispose of, or permit any Subsidiary to convey, sell, lease or otherwise dispose, of all or any part of the Collateral to any Person (collectively, a “Transfer”), except for: (a) Transfers of inventory in the ordinary course of business; (b) Transfers of worn-out or obsolete equipment made in the ordinary course of business or that, in the reasonable judgment of Borrower, is no longer economically practicable to maintain or useful; (c) Transfers permitted under subclause (g) of the definition of “Permitted Liens” with respect to Collateral; (d) consisting of a Loan Party’s use or transfer of money or cash equivalents in the ordinary course of its business for the payment of ordinary course business expenses in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents; (e) non-exclusive licenses for the use of the property of the Loan Parties or its Subsidiaries in the ordinary course of business; (f) the abandonment, discontinuation of maintenance, lapse or non-renewal of any patents, patent applications, trademarks, trademark applications, copyrights, or other Intellectual Property that, in the reasonable business judgment of Borrower, are no longer material to the business of the Loan Parties or are no longer economically practicable or commercially reasonable to maintain or (g) other Transfers in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) so long as no Event of Default shall be continuing or would result therefrom.

7.5 Distributions. (a) Pay any dividends or make any distributions, or permit any Subsidiary to pay any dividends or make any distributions, on their respective Equity Securities; (b) purchase, redeem, retire, defease or otherwise acquire, or permit any Subsidiary to purchase, redeem, retire, defease or otherwise acquire, for value any of their respective Equity Securities (other than repurchases pursuant to the terms of employee stock purchase plans, employee restricted stock agreements or similar arrangements in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year); (c) return, or permit any Subsidiary to return, any capital to any holder of its Equity Securities as such other than to any Loan Party; or (d) make, or permit any Subsidiary to make, any distribution of assets, Equity Securities, obligations or securities to any holder of its Equity Securities as such other than to any Loan Party or (e) set apart any sum for any such purpose; provided, however, (A) any Subsidiary may pay dividends solely to Borrower or another Loan Party, (B) Borrower may pay dividends payable solely in Borrower’s common stock and (C) any Loan Party may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof.

7.6 Mergers or Acquisitions. Merge or consolidate, or permit any Subsidiary to merge or consolidate, with or into any other Person or acquire, or permit any Subsidiary to acquire, all or substantially all of the capital stock or assets of another Person other than any merger, consolidation or acquisitions as the Lender may consent to in writing; provided that (a) any Subsidiary may merge into another Subsidiary, (b) any Subsidiary may merge into Borrower so long as Borrower is the surviving entity and (c) Borrower may dissolve, liquidate or wind up any Immaterial Subsidiary in the ordinary course of business.

7.7 Change in Business or Ownership. Engage, or permit any Subsidiary to engage, in any business other than the businesses currently engaged in by Borrower or such Subsidiary, as applicable, or reasonably related thereto and extensions thereof (other than transactions entered into pursuant to clause (h) of the definition of “Permitted Investments”) or have a material change in Borrower’s ownership equal to or greater than fifty percent (50%) other than by the sale by Borrower of Borrower’s Equity Securities (a) in a public offering or (b) to venture capital, strategic or private equity investors so long as Borrower identifies to Lender and Collateral Agent the venture capital, strategic or private equity investors prior to the execution of a definitive agreement relating to such change of ownership and any such investors that purchase or otherwise acquire twenty-five percent (25%) or more of the ownership of Borrower in one or a series of transactions have cleared Lender’s customary “know your customer” checks.

7.8 Transactions With Affiliates; Creation of Subsidiaries. (a) Enter, or permit any Subsidiary to enter, into any contractual obligation with any Affiliate or engage in any other transaction with any Affiliate except upon terms at least as favorable to Borrower or such Subsidiary, as applicable, as an arms-length transaction with Persons who are not Affiliates of Borrower or (b) create a Subsidiary without providing notice within thirty (30) days thereof to Lender and, if requested by Lender, any such domestic Subsidiary (other than any Immaterial Subsidiary) guarantees the Obligations and grants a security interest in its assets to secure such guaranty, in each case on terms reasonably satisfactory to Collateral Agent and Lender.

7.9 Indebtedness Payments. Prepay, redeem, purchase, defease or otherwise satisfy in any manner prior to the scheduled repayment thereof any Indebtedness for borrowed money (other than amounts due or permitted to be prepaid under this Agreement) or lease obligations, (b) amend, modify or otherwise change the terms of any Indebtedness for borrowed money or lease obligations so as to accelerate the scheduled repayment thereof or (c) repay any notes to officers, directors or shareholders.

7.10 Indebtedness. Create, incur, assume or permit, or permit any Subsidiary to create, incur, or permit to exist, any Indebtedness except Permitted Indebtedness.

7.11 Investments. Make, or permit any Subsidiary to make, any Investment except for Permitted Investments.

7.12 Compliance. (a) Become, or permit any Subsidiary to become, an “investment company” or a company controlled by an “investment company” under the Investment Company Act of 1940, or undertake as one of its important activities, extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; (b) become, or permit any Subsidiary to become, subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money; or (c) (i) fail, or permit any Subsidiary to fail, to meet the minimum funding requirements of the Employment Retirement Income Security Act of 1974, and its regulations, as amended from time to time (“ERISA”), or (ii) permit, or permit any Subsidiary to permit, a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; (d) fail, or permit any Subsidiary to fail, to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have Material Adverse Effect.

7.13 Maintenance of Accounts. (a) Following the date that is 45 days following the Closing Date, maintain any deposit account or securities account except Excluded Accounts and accounts with respect to which Collateral Agent and Lender have obtained a perfected security interest in such accounts through one or more Account Control Agreements or (b) grant or allow any other Person (other than Collateral Agent or Lender) to perfect a security interest in, or enter into any agreements with any Persons (other than Collateral Agent or Lender) accomplishing perfection via control as to, any of its deposit accounts or securities accounts.

7.14 Negative Pledge Regarding Intellectual Property. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien of any kind upon any Intellectual Property or Transfer any Intellectual Property, whether now owned or hereafter acquired, other than (a) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business and (b) non-exclusive licenses of Intellectual Property entered into pursuant to clause (h) of the definition of “Permitted Investments”.

8. Events of Default. Any one or more of the following events shall constitute an “Event of Default” by Borrower under this Agreement:

8.1 Failure to Pay. If Borrower fails to pay when due and payable or when declared due and payable in accordance with the Loan Documents: (a) any Scheduled Payment on the relevant Payment Date or on the relevant Maturity Date; or (b) any other portion of the Obligations within five (5) days after receipt of written notice from Lender that such payment is due.

8.2 Certain Covenant Defaults. If a Loan Party fails to perform any obligation arising under Sections 6.5, 6.8, 6.15, 6.16, 6.17 or 6.18, or violates any of the covenants contained in Section 7 of this Agreement.

8.3 Other Covenant Defaults. If a Loan Party fails or neglects to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement (other than as set forth in Sections 8.1, 8.2 or 8.4 through 8.14), in any of the other Loan Documents and such Loan Party has failed to cure such default within twenty (20) days of the occurrence of such default. During this twenty (20) day period, the failure to cure the default is not an Event of Default (but no Loan will be made during the cure period).

8.4 Material Adverse Effect. If there occurs a Material Adverse Effect.

8.5 [Reserved].

8.6 Seizure of Assets, Etc. (a) If any material portion of Borrower’s or any Subsidiary’s assets (i) is attached, seized, subjected to a writ or distress warrant, or is levied upon or (ii) comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within twenty (20) days, (b) if Borrower or any Subsidiary is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs or (c) if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s or any Subsidiary’s assets by the United States Government, or any department agency or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within twenty (20) days after Borrower receives notice thereof; provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower.

8.7 Service of Process. (a) The service of process upon Collateral Agent or Lender seeking to attach by a trustee or other process any funds of Borrower on deposit or otherwise held by Collateral Agent or Lender, (b) the delivery upon Collateral Agent or Lender of a notice of foreclosure by any Person seeking to attach or foreclose on any funds of Borrower on deposit or otherwise held by Collateral Agent or Lender or (c) the delivery of a notice of foreclosure or exclusive control to any entity holding or maintaining Borrower’s deposit accounts or accounts holding securities by any Person (other than Collateral Agent or Lender) seeking to foreclose or attach any such accounts or securities.

8.8 Default on Indebtedness. One or more defaults shall exist under (a) any Material Contract or (b) any agreement with any third party or parties which consists of the failure to pay any Indebtedness of Borrower or any Subsidiary at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of Indebtedness in an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000).

8.9 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower or any Subsidiary and shall remain unsatisfied and unstayed for a period of ten (10) days or more.

8.10 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty, representation, statement, certification, or report made to Collateral Agent or Lender by a Loan Party or any officer, employee, agent, or director of a Loan Party.

8.11 Breach of Warrant. If Borrower shall breach any material term of any Warrant.

8.12 Unenforceable Loan Document. If any Loan Document shall in any material respect cease to be, or any Loan Party shall assert that any Loan Document is not, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

8.13 Involuntary Insolvency Proceeding. (a) If a proceeding shall have been instituted in a court having jurisdiction in the premises (i) seeking a decree or order for relief in respect of Borrower or any Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) for the appointment of a receiver, liquidator, administrator, assignee, custodian, trustee (or similar official) of Borrower or any Subsidiary or for any substantial part of its Property or (iii) for the winding-up or liquidation of its affairs, and such proceeding shall remain undismissed or unstayed and in effect for a period of thirty (30) consecutive days or (b) such court shall enter a decree or order granting the relief sought in any such proceeding.

8.14 Voluntary Insolvency Proceeding. If any Loan Party or any Subsidiary shall (a) commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (b) consent to the entry of an order for relief in an involuntary case under any such law, (c) consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian (or other similar official) of Borrower or any Subsidiary or for any substantial part of its Property, (d) shall make a general assignment for the benefit of creditors, (e) shall fail generally to pay its debts as they become due or (f) take any corporate action in furtherance of any of the foregoing.

8.15 Delisting. The shares of common stock of Borrower are delisted from the NASDAQ because of failure to comply with continued listing standards thereof or due to a voluntary delisting which results in such shares not promptly being listed on any other nationally recognized stock exchange in the United States having listing standards at least as restrictive as the NASDAQ.

9. Lender’s Rights and Remedies.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of any Default or Event of Default, no Lender shall have any obligation to advance money or extend credit to or for the benefit of Borrower. In addition, upon the occurrence and during the continuance of an Event of Default, Collateral Agent shall have the rights, options, duties and remedies of a secured party as permitted by law and, in addition to and without limitation of the foregoing, Collateral Agent, on behalf of Lender, may, at its election without notice except as provided under applicable law, do any one or more of the following, all of which are authorized by Borrower:

(a) Acceleration of Obligations. Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, including (i) any accrued and unpaid interest, (ii) the amounts which would have otherwise come due under Section 2.3(b)(ii) if the Loans had been voluntarily prepaid, (iii) the unpaid principal balance of the Loans and (iv) all other sums, if any, that shall have become due and payable hereunder, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.13 or 8.14 all Obligations shall become immediately due and payable without any action by Collateral Agent or Lender);

(b) Protection of Collateral. Make such payments and do such acts as Collateral Agent or Lender considers necessary or reasonable to protect Collateral Agent’s and Lender’s security interest in the Collateral. Borrower agrees to assemble the Collateral if Collateral Agent or Lender so requires and to make the Collateral available to Collateral Agent or Lender as Collateral Agent or Lender may designate. Borrower authorizes Collateral Agent, Lender and their designees and agents to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Collateral Agent’s or Lender’s determination appears or is claimed to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Collateral Agent and Lender a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Collateral Agent’s and Lender’s rights or remedies provided herein, at law, in equity, or otherwise;

(c) Preparation of Collateral for Sale. Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Collateral Agent, Lender and their agents and any purchasers at or after foreclosure are hereby granted a non-exclusive, irrevocable, perpetual, fully paid, royalty-free license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s Intellectual Property, including labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any Property of a similar nature, now or at any time hereafter owned or acquired by Borrower or in which Borrower now or at any time hereafter has any rights; provided that such license shall only be exercisable in connection with the disposition of Collateral upon Collateral Agent’s or Lender’s exercise of its remedies hereunder;

(d) Sale of Collateral. Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Collateral Agent or Lender determines are commercially reasonable; and

(e) Purchase of Collateral. Credit bid and purchase all or any portion of the Collateral at any public sale.

Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Set Off Right. Collateral Agent and Lender may set off and apply to the Obligations any and all Indebtedness at any time owing to or for the credit or the account of Borrower or any other assets of Borrower in Collateral Agent’s or Lender’s possession or control.

9.3 Effect of Sale. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by law, Borrower covenants that it will not at any time insist upon or plead, or in any manner whatsoever claim or take any benefit or advantage of, any stay or extension law now or at any time hereafter in force, nor claim, take nor insist upon any benefit or advantage of or from any law now or hereafter in force providing for the valuation or appraisement of the Collateral or any part thereof prior to any sale or sales thereof to be made pursuant to any provision herein contained, or to the decree, judgment or order of any court of competent jurisdiction; nor, after such sale or sales, claim or exercise any right under any statute now or hereafter made or enacted by any state or otherwise to redeem the property so sold or any part thereof, and, to the full extent legally permitted, except as to rights expressly provided herein, hereby expressly waives for itself and on behalf of each and every Person, except decree or judgment creditors of Borrower, acquiring any interest in or title to the Collateral or any part thereof subsequent to the date of this Agreement, all benefit and advantage of any such law or laws, and covenants that it will not invoke or utilize any such law or laws or otherwise hinder, delay or impede the execution of any power herein granted and delegated to Collateral Agent or Lender, but will suffer and permit the execution of every such power as though no such power, law or laws had been made or enacted. Any sale, whether under any power of sale hereby given or by virtue of judicial proceedings, shall operate to divest all right, title, interest, claim and demand whatsoever, either at law or in equity, of Borrower in and to the Property sold, and shall be a perpetual bar, both at law and in equity, against Borrower, its successors and assigns, and against any and all Persons claiming the Property sold or any part thereof under, by or through Borrower, its successors or assigns.

9.4 Power of Attorney in Respect of the Collateral. Borrower does hereby irrevocably appoint Collateral Agent, on behalf of Lender (which appointment is coupled with an interest) the true and lawful attorney in fact of Borrower, with full power of substitution and in its name to file any notices of security interests, financing statements and continuations and amendments thereof pursuant to the Code or federal law, as may be necessary to perfect or to continue the perfection of Collateral Agent’s and Lender’s security interests in the Collateral. Borrower does hereby irrevocably appoint Collateral Agent, on behalf of Lender (which appointment is coupled with an interest) on the occurrence and during the continuance of an Event of Default, the true and lawful attorney in fact of Borrower, with full power of substitution and in its name, without notice except as provided under applicable law (provided that Lender shall use commercially reasonable efforts to provide concurrent notice of such action to Borrower): (a) to ask, demand, collect, receive, receipt for, sue for, compound and give acquittance for any and all rents, issues, profits, avails, distributions, income, payment draws and other sums in which a security interest is granted under Section 4 with full power to settle, adjust or compromise any claim thereunder as fully as if Collateral Agent or Lender were Borrower itself; (b) to receive payment of and to endorse the name of Borrower to any items of Collateral (including checks, drafts and other orders for the payment of money) that come into Collateral Agent’s or Lender’s possession or under Collateral Agent’s or Lender’s control; (c) to make all demands, consents and waivers, or take any other action with respect to, the Collateral; (d) in Collateral Agent’s or Lender’s discretion to file any claim or take any other action or proceedings, either in its own name or in the name of Borrower or otherwise, which Collateral Agent or Lender may reasonably deem necessary or appropriate to protect and preserve the right, title and interest of Collateral Agent and Lender in and to the Collateral; (e) endorse Borrower’s name on any checks or other forms of payment or security; (f) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (g) make, settle, and adjust all claims under Borrower’s insurance policies; (h) settle and adjust disputes and claims about the accounts directly with account debtors, for amounts and on terms Collateral Agent or Lender determine reasonable; (i) transfer the Collateral into the name of Collateral Agent, Lender or a third party as the Code permits; and (j) to otherwise act with respect thereto as though Collateral Agent or Lender were the outright owner of the Collateral.

9.5 Lender’s Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Collateral Agent or Lender may do any or all of the following without notice except as required under applicable law (provided that Lender shall use commercially reasonable efforts to provide concurrent notice of such action to Borrower): (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies of the type discussed in Section 6.8 of this Agreement, and take any action with respect to such policies as Collateral Agent or Lender deems prudent. Any amounts paid or deposited by Collateral Agent or Lender shall constitute Lender’s Expenses, shall be immediately due and payable, shall bear interest at the Default Rate and shall be secured by the Collateral. Any payments made by Collateral Agent or Lender shall not constitute an agreement by Collateral Agent or Lender to make similar payments in the future or a waiver by Collateral Agent or Lender of any Event of Default under this Agreement. Borrower shall pay all reasonable and documented out-of-pocket fees and expenses, including Lender’s Expenses, incurred by Collateral Agent or Lender in the enforcement or attempt to enforce any of the Obligations hereunder not performed when due.

9.6 Remedies Cumulative; Independent Nature of Lender’s Rights. Collateral Agent’s and Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Collateral Agent and Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No failure on the part of Collateral Agent or Lender to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right. The Obligations of Borrower to Lender or Collateral Agent may be enforced by Lender or Collateral Agent against Borrower in accordance with the terms of this Agreement and the other Loan Documents and, to the fullest extent permitted by applicable law, it shall not be necessary for Collateral Agent or any other Lender, as applicable, to be joined as an additional party in any proceeding to enforce such Obligations.

9.7 Application of Collateral Proceeds. The proceeds and/or avails of the Collateral, or any part thereof, and the proceeds and the avails of any remedy hereunder (as well as any other amounts of any kind held by Collateral Agent or Lender, at the time of or received by Collateral Agent or Lender after the occurrence of an Event of Default hereunder) shall be paid to and applied as follows:

(a) First, to the payment of reasonable and documented out-of-pocket costs and expenses, including all amounts expended to preserve the value of the Collateral, of foreclosure or suit, if any, and of such sale and the exercise of any other rights or remedies, and of all proper fees, expenses, liability and advances, including reasonable and documented out-of-pocket legal expenses and attorneys’ fees, incurred or made hereunder by Collateral Agent or Lender, including Lender’s Expenses;

(b) Second, to the payment to Lender of the amount then owing or unpaid on the Loans for any accrued and unpaid interest, the amounts which would have otherwise come due under Section 2.3(b)(ii), if the Loans had been voluntarily prepaid, the principal balance of the Loans, and all other Obligations with respect to the Loans (provided, however, if such proceeds shall be insufficient to pay in full the whole amount so due, owing or unpaid upon the Loans, then first, to the unpaid interest thereon ratably, second, to the amounts which would have otherwise come due under Section 2.3(b)(ii) ratably, if the Loans had been voluntarily prepaid, third, to the principal balance of the Loans ratably, and fourth, to the ratable payment of other amounts then payable to Lender under any of the Loan Documents); and

(c) Third, to the payment of the surplus, if any, to Borrower, its successors and assigns or to the Person lawfully entitled to receive the same.

9.8 Reinstatement of Rights. If Collateral Agent or Lender shall have proceeded to enforce any right under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely, then and in every such case (unless otherwise ordered by a court of competent jurisdiction), Collateral Agent and Lender shall be restored to their former position and rights hereunder with respect to the Property subject to the security interest created under this Agreement.

10. Waivers; Indemnification.

10.1 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Collateral Agent or Lender on which Borrower may in any way be liable.

10.2 Lender’s Liability for Collateral. So long as Collateral Agent and Lender comply with their obligations, if any, under the Code, and in the absence of gross negligence, bad faith or willful misconduct, in each case, as finally determined by a court of competent jurisdiction, on the part of the Collateral Agent, neither Collateral Agent nor Lender shall in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause other than Collateral Agent’s or Lender’s gross negligence or willful misconduct; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

10.3 Indemnification and Waiver. Whether or not the transactions contemplated hereby shall be consummated:

(a) General Indemnity. Borrower agrees upon demand to pay or reimburse Collateral Agent and Lender for all liabilities, obligations and reasonable and documented out-of-pocket expenses, including Lender’s Expenses and reasonable and documented out-of-pocket fees and expenses of counsel for Collateral Agent and Lender from time to time arising in connection with the enforcement or collection of sums due under the Loan Documents, and in connection with any amendment or modification of the Loan Documents or any “work-out” in connection with the Loan Documents. Borrower shall indemnify, reimburse and hold Collateral Agent, Lender, and each of their respective successors, assigns, agents, attorneys, officers, directors, equity holders, servants, agents and employees (each an “Indemnified Person”) harmless from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature (including claims relating to environmental discharge, cleanup or compliance), all reasonable and documented out-of-pocket costs and expenses whatsoever to the extent they may be incurred or suffered by such Indemnified Person in connection therewith (including reasonable and documented out-of-pocket attorneys’ fees and expenses), fines, penalties (and other charges of any applicable Governmental Authority), licensing fees relating to any item of Collateral, damage to or loss of use of property (including consequential or special damages to third parties or damages to Borrower’s property), or bodily injury to or death of any person (including any agent or employee of Borrower) (each, a “Claim”), directly or indirectly relating to or arising out of the use of the proceeds of the Loans or otherwise, the falsity of any representation or warranty of Borrower or Borrower’s failure to comply with the terms of this Agreement or any other Loan Document. The foregoing indemnity shall cover, without limitation, (i) any Claim in connection with a design or other defect (latent or patent) in any item of equipment or product included in the Collateral, (ii) any Claim for infringement of any patent, copyright, trademark or other intellectual property right, (iii) any Claim resulting from the presence on or under or the escape, seepage, leakage, spillage, discharge, emission or release of any Hazardous Materials on the premises owned, occupied or leased by Borrower, including any Claims asserted or arising under any Environmental Law, (iv) any Claim for negligence or strict or absolute liability in tort or (v) any Claim asserted as to or arising under any Account Control Agreement or any Landlord Agreement; provided, however, Borrower shall not indemnify any Indemnified Person for any liability incurred by such Indemnified Person (x) as a result of such Indemnified Person’s gross negligence, bad faith or willful misconduct, in each case, as finally determined by a court of competent jurisdiction, (y) result from a claim brought by Borrower against an Indemnified Person for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document or (z) disputes solely between or among Lender and the Collateral Agent that do not involve any acts or omissions of Borrower. Such indemnities shall continue in full force and effect, notwithstanding the expiration or termination of this Agreement. Upon Collateral Agent’s or Lender’s written demand, Borrower shall assume and diligently conduct, at its sole cost and expense, the entire defense of Collateral Agent and Lender, each of their members, partners, and each of their respective, agents, employees, directors, officers, equity holders, successors and assigns against any indemnified Claim described in this Section 10.3(a). Borrower shall not settle or compromise any Claim against or involving Collateral Agent or Lender without first obtaining Collateral Agent’s or Lender’s written consent thereto, which consent shall not be unreasonably withheld.

(b) Waiver. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT OR ANYWHERE ELSE, BORROWER AGREES THAT IT SHALL NOT SEEK FROM COLLATERAL AGENT OR LENDER UNDER ANY THEORY OF LIABILITY (INCLUDING ANY THEORY IN TORTS), ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES.

(c) Survival; Defense. The obligations in this Section 10.3 shall survive payment of all other Obligations pursuant to Section 12.8. At the election of any Indemnified Person, Borrower shall defend such Indemnified Person using legal counsel satisfactory to such Indemnified Person in such Person’s reasonable discretion, at the sole cost and expense of Borrower. All amounts owing under this Section 10.3 shall be paid within thirty (30) days after written demand.

11. Notices. Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement, any Loan Document or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, by prepaid nationally recognized overnight courier, or by e-mail to Borrower, to Collateral Agent or to Lender, as the case may be, at their respective addresses set forth below:

If to Borrower:	Hyperfine, Inc. 351A New Whitfield Street Guilford, CT 06437 Attention: Brett Hale Ph: [***] Email: [***]

With a copy to (which shall not constitute notice):	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 919 Third Avenue New York, New York 10022 Attention: Matthew Gautier Email: MBGautier@mintz.com

If to Horizon or Collateral Agent:	Horizon Technology Finance Corporation 312 Farmington Avenue Farmington, CT 06032 Attention: Legal Department Ph: [***] Email: [***]

With a copy to (which shall not constitute notice):	Katten Muchin Rosenman LLP 525 W. Monroe Street Chicago, IL 60661 Attention: Scott Lyons Email: scott.lyons@katten.com

With a copy to (which shall not constitute notice):	Katten Muchin Rosenmann LLP 615 S. College Street, Suite 1700 Charlotte, NC 28202 Attention: Kader Crawford Email: kader.crawford@katten.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

12. General Provisions.

12.1 Successors and Assigns. This Agreement and the Loan Documents shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, neither this Agreement nor any rights hereunder may be assigned by Borrower without Lender’s prior written consent, which consent may be granted or withheld in Lender’s sole discretion. Lender shall have the right without the consent of or notice to Borrower to sell, transfer, assign or negotiate, or grant participations in all or any part of, or any interest in such Lender’s rights and benefits hereunder. Collateral Agent and Lender may disclose the Loan Documents and any other financial or other information relating to Borrower to any potential participant or assignee of any of the Loans; provided that such participant or assignee agrees to protect the confidentiality of such documents and information using the same measures that it uses to protect its own confidential information.

12.2 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.3 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.4 Entire Agreement; Construction; Amendments and Waivers.

(a) Entire Agreement. This Agreement and each of the other Loan Documents, taken together, constitute and contain the entire agreement among Borrower, Collateral Agent and Lender and supersede any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof. Borrower acknowledges that it is not relying on any representation or agreement made by Collateral Agent, Lender or any employee, attorney or agent thereof, other than the specific agreements set forth in this Agreement and the Loan Documents.

(b) Construction. This Agreement is the result of negotiations between and has been reviewed by each of Borrower, Collateral Agent and Lender as of the date hereof and their respective counsel; accordingly, this Agreement shall be deemed to be the product of the parties hereto, and no ambiguity shall be construed in favor of or against Borrower, Collateral Agent or Lender. Borrower, Collateral Agent and Lender agree that they intend the literal words of this Agreement and the other Loan Documents and that no parol evidence shall be necessary or appropriate to establish Borrower’s, Collateral Agent’s or Lender’s actual intentions.

(c) Amendments and Waivers. No discharges or waivers of, or consents to any departures from any provision of this Agreement or of any of the other Loan Documents (excluding the Warrant, the provisions of which may be waived only in accordance with the terms thereof) shall be effective unless the same is in writing and signed by Lender; provided that no such discharge, waiver or consent affecting the rights or duties of the Collateral Agent under this

Agreement or any other Loan Document (excluding the Warrant, the provisions of which may be waived only in accordance with the terms thereof) shall be effective unless the same is in writing and signed by Collateral Agent. No amendment or modification of this Agreement or of any of the other Loan Documents shall be effective unless the same is in writing and signed by each of Lender and Borrower; provided that no such amendment or modification affecting the rights or duties of the Collateral Agent under this Agreement or any other Loan Document (excluding the Warrant, the provisions of which may be waived only in accordance with the terms thereof) shall be effective unless the same is in writing and signed by Collateral Agent. Any waiver or consent with respect to any provision of the Loan Documents shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent affected in accordance with this Section 12.4 shall be binding upon Collateral Agent, Lender and on Borrower.

12.5 Reliance by Lender. All covenants, agreements, representations and warranties made herein by Borrower shall be deemed to be material to and to have been relied upon by Collateral Agent and Lender, notwithstanding any investigation by Collateral Agent or Lender.

12.6 No Set-Offs by Borrower. All sums payable by Borrower pursuant to this Agreement or any of the other Loan Documents shall be payable without notice or demand and shall be payable in United States Dollars without set-off or reduction of any manner whatsoever.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts (including signatures delivered by facsimile or other electronic means), each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations or commitment to fund remain outstanding. The obligations of Borrower to indemnify Collateral Agent and Lender with respect to the expenses, damages, losses, costs and liabilities described in Section 10.3 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Collateral Agent or Lender have run.

13. Relationship of Parties. Borrower and Lender acknowledge, understand and agree that the relationship between Borrower, on the one hand, and Lender, on the other, is, and at all times shall remain solely that of a borrower and lender. Lender shall, under any circumstances, be construed to be a partner or a joint venturer of Borrower or any of its Affiliates; nor shall Lender, under any circumstances, be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or any of its Affiliates, or to owe any fiduciary duty or any other duty to Borrower or any of its Affiliates. Neither Collateral Agent nor Lender undertakes or assumes any responsibility or duty to Borrower or any of its Affiliates to select, review, inspect, supervise, pass judgment upon or otherwise inform Borrower or any of its Affiliates of any matter in connection with its or their Property, any Collateral held by Collateral Agent or Lender or the operations of Borrower or any of its Affiliates. Borrower and each of its Affiliates shall rely entirely on their own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Collateral Agent or Lender in connection with such matters is solely for the protection of Collateral Agent and Lender and neither Borrower nor any Affiliate is entitled to rely thereon.

14. Confidentiality. All information (other than periodic reports filed by Borrower with the Securities and Exchange Commission) disclosed by Borrower to Collateral Agent or Lender in writing or through inspection pursuant to this Agreement that is marked confidential shall be considered confidential. Collateral Agent and Lender agree to use the same degree of care to safeguard and prevent disclosure of such confidential information as Collateral Agent and Lender uses with its own confidential information, but in any event no less than a reasonable degree of care. Neither Collateral Agent nor Lender shall disclose such information to any third party (other than (a) to another party hereto, (b) to Collateral Agent’s or Lender’s members and attorneys, in each case on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby, governmental regulators (including any self-regulatory authority) (to the extent requested by any such governmental regulator and upon prior written notice thereof to the Borrower (provided such notice shall not be required for routine or periodic submissions to such governmental regulators (including the Securities and Exchange Commission))) or auditors, (c) to Collateral Agent’s or Lender’s subsidiaries and Affiliates, (d) on a confidential basis, to any rating agency, (e) to prospective transferees and purchasers of the Loans or any actual or prospective party (or its Affiliates) to any swap, derivative or other transaction under which payments are to be made by reference to the Obligations, Borrower, any Loan Document or any payment thereunder, all subject to the same confidentiality obligation set forth herein or (f) as required by law, regulation, subpoena or other order to be disclosed (and upon prior written notice thereof to the Borrower (provided such notice shall not be required for routine or periodic submissions to governmental regulators (including the Securities and Exchange Commission))) and shall use such information only for purposes of evaluation of its investment in Borrower and the exercise of Collateral Agent’s or Lender’s rights and the enforcement of its remedies under this Agreement and the other Loan Documents. The obligations of confidentiality shall not apply to any information that (i) was known to the public prior to disclosure by Borrower under this Agreement, (ii) becomes known to the public through no fault of Collateral Agent or Lender, (iii) is disclosed to Collateral Agent or Lender on a non-confidential basis by a third party or (iv) is independently developed by Collateral Agent or Lender. Notwithstanding the foregoing, Collateral Agent’s and Lender’s agreement of confidentiality shall not apply if Collateral Agent or Lender has acquired indefeasible title to any Collateral or in connection with any enforcement or exercise of Collateral Agent’s or Lender’s rights and remedies under this Agreement following an Event of Default, including the enforcement of Collateral Agent’s and Lender’s security interest in the Collateral.

15. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF BORROWER, COLLATERAL AGENT AND LENDER HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK. EACH OF BORROWER, COLLATERAL AGENT AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

16. Guaranty.

16.1 Guaranty. Each Guarantor hereby agrees that such Guarantor hereby absolutely and unconditionally guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lender by Borrower. Each Guarantor agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 16 shall not be discharged until payment and performance, in full, of the Obligations (other than unasserted contingent obligations) has occurred, and that its obligations under this Section 16 shall be absolute and unconditional, irrespective of, and unaffected by:

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Loan Party is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Section 16) or any other Loan Document, or the waiver or consent by Lender with respect to any of the provisions hereof or thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security);

(d) the insolvency of any Loan Party or any other Person; or

(e) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

16.2 Waivers by Guarantor. Each Guarantor expressly waives all rights it may have now or in the future under any statute, at common law, at law, in equity or otherwise, to compel Lender to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Guarantor, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Guarantor. Each Guarantor and Lender agrees that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 16 and such waivers, Lender would decline to enter into this Agreement.

16.3 Benefit of Guaranty. Each Guarantor agrees that the provisions of this Section 16 are for the benefit of Lender and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Guarantor and Lender, the obligations of such other Guarantor under the Loan Documents.

16.4 Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 16.7, each Guarantor hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Obligations (other than unasserted contingent obligations) are paid in full in cash. Each Guarantor acknowledges and agrees that this waiver is intended to benefit Lender and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Section 16, and that Lender and its successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 16.

16.5 Election of Remedies. If Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Lender a Lien upon any Collateral, whether owned by any Loan Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 16. If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies (including, without limitation, its right to enter a deficiency judgment against any Loan Party or any other Person), whether because of any applicable laws pertaining to “election of remedies” or the like, each Loan Party hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss of any rights of subrogation that each Loan Party might otherwise have had but for such action by Lender. Any election of remedies that results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Loan Party shall not impair any other Loan Party’s obligation to pay the full amount of the Obligations. In the event Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether a Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 16, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

16.6 Limitation. Notwithstanding any provision herein contained to the contrary, each Guarantor’s liability under this Section 16 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under this Agreement) shall be limited to an amount not to exceed as of any date of determination the lesser of:

(a) the net amount of all Loans advanced to any Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and

(b) the amount that could be claimed by Lender from such Borrower under this Section 16 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Guarantor under Section 16.7.

16.7 Liability Cumulative. The liability of Guarantors under this Section 16 is in addition to and shall be cumulative with all liabilities of each Borrower to the Lender under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any Obligations or obligation of the other Loan Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BORROWER:

HYPERFINE, INC.

By:	/s/ Brett Hale
Name:	Brett Hale
Title:	Chief Administrative Officer, Chief Financial Officer, Chief Compliance Officer, Treasurer and Corporate Secretary

GUARANTORS:

HYPERFINE OPERATIONS, INC.

By:	/s/ Brett Hale
Name:	Brett Hale
Title:	Chief Administrative Officer, Chief Financial Officer, Chief Compliance Officer, Treasurer and Corporate Secretary

LIMINAL SCIENCES, INC.

By:	/s/ Brett Hale
Name:	Brett Hale
Title:	Chief Administrative Officer, Chief Financial Officer, Chief Compliance Officer, Treasurer and Corporate Secretary

COLLATERAL AGENT:

HORIZON TECHNOLOGY FINANCE CORPORATION

By:	/s/ Daniel R Trolio
Name:	Daniel R. Trolio
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[SIGNATURE PAGE TO LOAN AND SECURITY AGREEMENT]

LENDER:

HORIZON TECHNOLOGY FINANCE CORPORATION

By:	/s/ Daniel R Trolio
Name:	Daniel R. Trolio
Title:	Executive Vice President, Chief Financial Officer and Treasurer

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LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Disclosure Schedule
Exhibit B	Funding Certificate
Exhibit C	Secured Promissory Note
Exhibit D	Items to be Covered by Opinion of Borrower’s Counsel
Exhibit E	Form of Officer’s Certificate